Exhibit (a)(1)

OFFER TO PURCHASE FOR CASH

by

VOXWARE, INC.

Shares of Common Stock, Par Value $0.001 Per Share
At a Purchase Price of $1.00 Per Share

THE OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES EXPIRE: 5:00 P.M., NEW YORK CITY TIME, November 4, 2010 WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

VOXWARE, INC., a Delaware corporation, is offering to purchase shares of its common stock in a tender offer for $1.00 per share in cash, without interest.

TO TENDER YOUR SHARES INTO THE OFFER:

1.	Specify the number of shares you want to tender; and

2.	Follow the instructions in this document and the related documents, including the accompanying letter of transmittal, to submit your shares.

WHEN THE OFFER EXPIRES we will purchase all properly tendered shares for $1.00 per share in cash, without interest.

The offer is conditioned on a minimum of 500,000 shares being tendered and certain other conditions discussed under “The Offer - 5. Conditions of the Offer.”

Our special committee of independent directors has determined that this offer is substantively and procedurally fair to our stockholders, including our unaffiliated stockholders, and that the price per share is fair to our stockholders, including our unaffiliated stockholders. The special committee of independent directors recommends that you tender your shares in this offer. However, you are encouraged to make your own decision as to whether to tender your shares, and, if so, how many shares to tender.

This document contains important information about the offer. You should read it in its entirety.

THE DATE OF THIS OFFER TO PURCHASE IS OCTOBER 4, 2010

IMPORTANT PROCEDURES

To tender your shares, do one of the following before the expiration date:
  If your shares are registered in the name of a broker-dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you; or

  If you hold certificates in your own name, then
(a)	complete and sign the letter of transmittal according to its instructions, and

(b)	deliver (i) the letter of transmittal, together with any required signature guarantee, (ii) the stock certificates representing your shares, and (iii) any other documents required by the letter of transmittal to the Registrar and Transfer Company, which will serve as the depositary for the offer (the “depositary”).

If you want to tender your shares, but:
  Your stock certificates representing your shares are not immediately available or they cannot be delivered to the depositary, or

  Your other required documents cannot be delivered to the depositary by the expiration date, then you can still tender your shares, if you comply with the guaranteed delivery procedure described under “The Offer — 2. Procedures for Tendering Shares.”

TO TENDER YOUR SHARES YOU MUST FOLLOW THE PROCEDURES DESCRIBED IN:

(A)	THIS DOCUMENT,

(B)	THE LETTER OF TRANSMITTAL, AND

(C)	THE OTHER DOCUMENTS RELATED TO THE OFFER.

QUESTIONS? Please contact our information agent at the addresses located at the back of this document or by telephone at the following numbers:

The Registrar and Transfer Company
Toll-Free: (800) 368-5948

You may request additional copies of this document, the letter of transmittal or the notice of guaranteed delivery from the information agent.

(inside front cover)

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TABLE OF CONTENTS

SUMMARY		1
FORWARD-LOOKING STATEMENTS		11
SPECIAL FACTORS		12
1.	Purposes of and Reasons for the Offer	12
2.	Background of the Offer	14
3.	Fairness of the Offer	20
4.	Fairness Opinion of Financial Advisor	24
5.	Our Plans After the Offer	30
6.	Effects of the Offer	40
7.	Interests of Directors and Executive Officers; Potential Conflicts
	of Interest; Transactions and Arrangements Concerning Shares	44
8.	Material U.S. Federal Income Tax Consequences	47
THE OFFER		52
1.	Price	52
2.	Procedures for Tendering Shares	52
3.	Withdrawal Rights	57
4.	Purchase of Shares and Payment of Purchase Price	58
5.	Conditions of the Offer	59
6.	Price Range of Shares	60
7.	Source and Amount of Funds	61
8.	Information about Us and the Shares	61
9.	Effects of the Offer on the Market for our Shares; Registration
	under the Exchange Act	66
10.	Legal Matters; Regulatory Approvals	67
11.	Extension of the Offer; Termination; Amendment	67
12.	Fees and Expenses	68
13.	The Reverse Stock Split	69
14.	Miscellaneous	69
SCHEDULE I		Schedule I - 1
1.	Directors and Executive Officers	Schedule I - 1
2.	Principal Stockholders	Schedule I - 6
3.	Securities Transactions	Schedule I - 9

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SUMMARY

     This summary highlights material information in this document. However, because this is only a summary, you should read this entire document and the related letter of transmittal carefully because they contain the full details of the offer. We have included references to the sections of this document where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY SHARES?	Voxware, Inc., a Delaware corporation (“Voxware” or the “Company” or “we” or “us”). See “The Offer — 8. Information About Us and the Shares.”

WHAT IS THE PURCHASE PRICE?	$1.00 per share of common stock. See “The Offer — 1. Price.”

WHAT ARE THE PURPOSES FOR THE OFFER?
The purpose of the tender offer is to provide liquidity to stockholders at a price that is a premium to recent market prices for our stock, and to substantially reduce the number of Voxware beneficial stockholders in connection with our plan to “go private”, which includes deregistering our shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) ceasing our public reporting and filings and taking steps to discontinue any further public trading of our stock. See “Special Factors — 1. Purposes of and Reasons for the Offer.”

WHAT ARE THE REASONS FOR THE OFFER?
Our compliance costs for being a publicly traded company were approximately $505,000 in our last fiscal year, and we expect those costs to increase in the future. In addition to these substantial costs, there is a substantial burden on management to comply with Securities and Exchange Commission (“SEC”) rules and regulations.

Despite the costs we have incurred to continue as a publicly traded company, we believe that our stockholders have received very little benefit from Voxware’s status as a reporting company. There is a very limited trading market for our stock. On September 8, 2010 the last full trading day prior to the public announcement of our intent to pursue the going private transaction, including this offer, the “closing” or “last reported sale” price of our common stock, as reported on the NASDAQ Capital Market, was $0.75. On September 2, 2010, we received a determination from the Listing Qualifications Department of The NASDAQ Stock Market, Inc. (“NASDAQ”) that our request for continued listing on the NASDAQ Capital Market was denied. We had previously been advised that we did not meet or satisfy the minimum $2,500,000 stockholders’ equity requirement for continued listing set forth in NASDAQ Marketplace Rule 5550(b) or the minimum bid price of $1.00 per share set forth in NASDAQ Marketplace Rule 5550(a)(2). As a result, our common stock was suspended from trading on the NASDAQ Capital Market at the opening of business on September 13, 2010, and a Form 25-NSE was filed with the SEC which removed our common stock from listing and trading on the NASDAQ Capital Market. Upon delisting from NASDAQ, and during the tender offer, and during the pendency of any reverse split, we currently expect that our common stock will be quoted on the Pink Sheets under the ticker symbol “VOXW.PK.”

We believe this tender offer will provide our larger stockholders the opportunity to liquidate their holdings in Voxware and receive a premium over recent market prices, without incurring any discounts due to the low trading volume of Voxware’s common stock, and will provide our smaller stockholders the opportunity to liquidate their holdings at a premium over recent market prices, without incurring brokerage commissions.

See “Special Factors — 1. Purposes of and Reasons for the Offer.”

HOW AND WHEN WILL I BE PAID?
If we purchase your shares, you will be paid the purchase price, in cash, without interest, as soon as practicable after the expiration of the offer period and the acceptance of the shares for payment. See “The Offer — 1. Price,” “The Offer — 2. Procedures for Tendering Shares,” and “The Offer — 4. Purchase of Shares and Payment of Purchase Price.”

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES TO VOXWARE?
If you tender shares to us and if you are a “U.S. Holder” then, depending on your particular circumstances, the cash you receive from us in exchange for your tendered shares generally will be treated for United States federal income tax purposes either as (i) consideration received with respect to a taxable sale or exchange of the tendered shares, resulting in capital gain or loss if you hold your shares as a capital asset (generally for investment) or (ii) a distribution from us in respect of our stock. See “Special Factors – 8 Material U.S. Federal Income Tax Consequences.”

HOW MANY SHARES WILL VOXWARE PURCHASE IN ALL?	We will purchase all shares properly tendered in the offer. The offer is conditioned on a minimum of 500,000 shares being tendered. See “The Offer — 1. Price.”

HOW WILL VOXWARE PAY FOR THE SHARES?
We will use the proceeds from a private equity offering to pay for fractional shares that will be cashed-out as a result of the shares we purchase in this offer, as well as to pay for, our potential 1-for-5,000 reverse split of our common stock. On September 17, 2010, we entered into a Securities Purchase Agreement with the Co-Investment Fund II, L.P., an existing stockholder and an affiliate of Cross Atlantic Technology Fund II, L.P. (the “Co-Investment Fund”), pursuant to which the Co-Investment Fund, subject to certain closing conditions and in two (2) closings (to be held contemporaneously with the closing of this offer and the closing of the proposed reverse split, if any), shall purchase up to 1,956,522 shares of our newly created Series A Non-Participating Convertible Preferred Stock at a purchase price of $1.15 per share and three (3) year warrants to purchase shares of common stock with an exercise price of $1.00 per share (the “Series A Transaction”). The minimum aggregate purchase in the Series A Transaction is $1,250,000, with a maximum up to $2,250,000 in the aggregate. Proceeds from the Series A Transaction will be used for this Offer, the potential reverse split, if necessary, and matters related thereto. See “The Offer — 7. Source and Amount of Funds.”

HOW LONG DO I HAVE TO TENDER MY SHARES TO VOXWARE?
You may tender your shares until the offer expires. The offer currently is scheduled to expire on November 4, 2010, at 5:00 p.m., New York City Time.

We may choose to extend the offer at any time, but cannot assure you that we will extend the offer or, if we extend it, for how long it will be extended. See “The Offer — 1. Price,” and “The Offer — 11. Extension of the Offer; Termination; Amendment.”

HOW WILL I BE NOTIFIED IF VOXWARE EXTENDS THIS OFFER?
If we extend the offer, then we will make a public announcement before 9:00 a.m., New York City Time, on the first business day after the scheduled expiration date. See “The Offer — 11. Extension of the Offer; Termination; Amendment.”

WHAT ARE THE CONDITIONS TO VOXWARE’S OFFER?	Our obligation to accept and pay for your tendered shares is conditioned upon the satisfaction or waiver of the conditions described in this document. See “The Offer — 5. Conditions of the Offer.”

HOW DO I TENDER MY SHARES?
To tender your shares, complete one of the actions described under “Important Procedures” on the inside front cover of this document before the expiration date. You may also contact the information agent or your broker for assistance. The contact information for the information agent is on the back page of this document. See “The Offer — 2. Procedures for Tendering Shares,” and the instructions to the letter of transmittal.

ONCE I HAVE TENDERED SHARES IN THE OFFER, CAN I CHANGE MY MIND?
Yes. If you tender your shares and change your mind, you may withdraw your shares at any time before the offer expires. In addition, after the offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, New York City Time, on December 10, 2010. See “The Offer — 3. Withdrawal Rights.” To withdraw your shares, you must timely deliver a written notice of your withdrawal to the depositary at the address or facsimile number appearing on the back page of this document. Your notice of withdrawal must specify (1) your name, (2) the number of shares to be withdrawn, and (3) the name of the registered holder of the shares. Some additional requirements apply if the certificates for the shares to be withdrawn have been delivered to the depositary. See “The Offer — 3. Withdrawal Rights.”

WHAT DO VOXWARE, ITS BOARD OF DIRECTORS, AND THE SPECIAL COMMITTEE THINK ABOUT THIS OFFER?
A special committee of the board, comprised of independent directors, has approved this offer. The special committee’s financial advisor, CBIZ Valuation Group, LLC, has delivered to the special committee a written opinion that as of the date of the opinion, the consideration to be received by the Company’s stockholders in the tender offer is fair, from a financial point of view, to such holders (other than affiliates of the Company). See “Special Factors — 4. Fairness Opinion of Financial Advisor.”

The special committee has determined that the offer is substantively and procedurally fair to stockholders of Voxware that tender their shares for cash, and that the offer is in the best interests of Voxware. The special committee recommends that you tender your shares in the offer. However, you must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Our directors, executive officers and certain of our larger stockholders have advised us that they do not intend to tender shares in the offer and certain of them have entered into an agreement that prohibits them from tendering their shares. See “Special Factors — 1. Purposes of and Reasons for the Offer.”

FACTORS CONSIDERED BY THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS IN CONSIDERING THE FAIRNESS OF THE OFFER
The special committee considered a number of factors in reaching its determinations, including:
  The opinion prepared by CBIZ Valuation Group, LLC that the consideration to be received by the Company’s stockholders in the tender offer is fair, from a financial point of view, to such holders (other than affiliates of the Company).

  The ability of large stockholders to liquidate their holdings in Voxware and receive a premium over recent market prices at the time of approval of the cash-out price, without incurring any discounts due to the low trading volume of Voxware’s common stock.

  The ability of small stockholders to liquidate their holdings in Voxware and receive a premium over recent market prices at the time of the approval of the cash-out price, without incurring brokerage commissions and the fact that such stockholders would not have this ability if the Company were to effect a reverse stock split without first engaging in the offer.

  The fact that stockholders who wish to remain stockholders after the reverse stock split may do so by accumulating at least 5,000 shares of common stock in a single account prior to the effective date of the reverse stock split.
See “Special Factors — 3. Fairness of the Offer,” and “Special Factors — 4. Fairness Opinion of Financial Advisor.”

ADVANTAGES OF THE OFFER
In addition to providing stockholders the opportunity to liquidate their holdings at a premium to recent market prices for our stock, there will be other advantages to the offer, including:
  By completing the tender offer, deregistering our shares and eliminating our obligations under the Sarbanes-Oxley Act of 2002 and discontinuing our periodic reporting under the Exchange Act, as amended, we expect to save in excess of $400,000 per year.

  We will also save the significant amount of time and effort expended by our management on the preparation of SEC filings and in compliance with the Sarbanes-Oxley Act.
See “Special Factors — 1. Purpose of and Reasons For the Offer,” and “Special Factors — 3. Fairness of the Offer.”

DISADVANTAGES OF THE OFFER
If the tender offer occurs, there will be certain disadvantages to stockholders, including the following:
  Cashed-out stockholders will no longer have any ownership interest in the Company and will no longer participate in our future earnings and growth.

  The reduction in publicly available information about us that will result from going-private.

  We will no longer be listed or traded on the NASDAQ Capital Market or the Pink Sheets and we will deregister our common stock under the Exchange Act. Therefore there will be no public trading market for our common stock and continuing stockholders may potentially experience a significant decrease in the value of their common stock.

  We will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act.

  Our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC. In addition, our executive officers, directors and 10% stockholders will no longer be subject to the recovery of short-swing profits provision of the Exchange Act, and persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

  We estimate that the cost of payment to cash out stockholders, professional fees and other expenses will total approximately $2,462,000. As a result, immediately after the tender offer, our cash balances on hand will be reduced by the costs incurred in the tender offer, offset by the proceeds from the Series A Transaction.

  Under Delaware law, our certificate of incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who do not tender their shares.
See “Special Factors — 3. Fairness of the Offer” and “Special Factors — 5. Our Plans After the Offer.”

POTENTIAL CONFLICTS OF INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS
Our directors and executive officers may have interests in the tender offer that are different from your interests as a stockholder. As of August 31, 2010, our directors and officers as a group beneficially held 7,204,369 shares of our common stock, including 1,813,841 shares exercisable or convertible within 60 days of August 31, 2010, or approximately 72.53%, of the issued and outstanding shares of Voxware common stock. See “Schedule I — 2. Principal Stockholders.”

Our executive officers, certain of our directors and our largest stockholders (including Edison Venture Fund, Cross Atlantic Technology Fund and Scorpion Nominees Limited) have entered into Standstill and Voting Agreements indicating that they will not tender shares in the offer. Upon the effectiveness of the tender offer, and the reverse stock split, if any, while the aggregate number of shares of our common stock owned by our executive officers and directors will not change, their ownership percentage of outstanding shares will increase. We believe approximately 2,217,000 shares, or 27.0% of the total outstanding shares, will be cashed out in the tender offer and reverse split, if any. Therefore, the percentage of shares beneficially owned by executive officers and directors immediately after the offer, including shares exercisable upon exercise of options and warrants, would be increased from approximately 72.53% to 94.91%.

As of August 31, 2010, (a) Joseph A. Allegra, chairman of the board of directors and a general partner of Edison Venture Fund, beneficially owns 3,810,460 shares of common stock, including (i) 2,999,156 shares of common stock and 801,388 shares of common stock issuable upon the exercise of warrants owned by Edison Venture Fund V, L.P.; and (ii) 9,916 shares of common stock issuable upon the exercise of stock options issued to Mr. Allegra; (b) Donald R. Caldwell, a member of the board of directors and chairman and chief executive officer of Cross Atlantic Capital Partners Inc., beneficially owns 2,429,144 shares of common stock, including (i) 904,480 shares of common stock and 257,605 shares of common stock issuable upon the exercise of warrants owned by Cross Atlantic Technology Fund II, L.P., and 1,142,857 shares of Common Stock and 114,286 shares of common stock issuable upon exercise of common stock warrants held by Co-Investment Fund II, L.P. ; and (ii) 9,916 shares of common stock issuable upon the exercise of stock options issued to Mr. Caldwell; and (c) James L Alexandre beneficially owns 104,166 shares of common stock and 7,354 shares of common stock issuable upon the exercise of stock options. Our directors, Messrs. Cohen, Olanoff and Simbari, do not directly own any shares of the Company’s common stock, but do beneficially own 5,423, 7,019 and 4,607 shares of common stock respectively. Our executive officers, Scott J. Yetter, President and Chief Executive Officer; William G. Levering, III, Vice President and Chief Financial Office; Charles K. Rafferty, Vice President and General Manager, North American Operations, Stephen J. Gerrard, Vice President, Marketing and Strategic Planning; and Krishna Venkatasamy, Vice President, Product Strategy and Management, each beneficially own 371,169, 72,847, 129,576, 121,404 and 103,455 shares of common stock respectively.

The following table represents the increase in their percentage of outstanding shares that will result from the tender offer, assuming approximately 27.0% of the total outstanding shares are cashed-out, including in the reverse split, and consummation of the Series A Transaction:

	Before	After
Edison Venture Fund V, L.P.	42.71%	44.00%
Cross Atlantic Technology Fund Entities	28.57%	55.44%
Scorpion Nominees Limited	6.40%	6.61%
Scott J. Yetter	4.43%	4.58%
William G. Levering	0.89%	0.92%
Charles K. Rafferty	1.58%	1.63%
Stephen J. Gerrard	1.49%	1.54%
Krishna Venkatasamy	1.27%	1.31%

On September 17, 2010, we entered into a Securities Purchase Agreement with the Co-Investment Fund pursuant to which the Co-Investment Fund, (subject to certain closing conditions and to be held contemporaneously with the closing of this Offer and the closing of the proposed reverse split, if any), shall purchase up to 1,956,522 shares of our newly created Series A Non-Participating Convertible Preferred Stock at a purchase price of $1.15 per share and three (3) year warrants to purchase shares of common stock with an exercise price of $1.00 per share (the “Series A Transaction”). The minimum aggregate purchase in the Series A Transaction is $1,250,000, with a maximum up to $2,250,000 in the aggregate. Proceeds from the Series A Transaction will be used for this Offer, the potential reverse split, if necessary, and matters related thereto.

See “Special Factors — 7. Interests of Directors and Executive Officers; Potential Conflicts of Interest; Transactions and Arrangements Concerning Shares,” and “Special Factors — 5. Our Plans After the Offer.”

WHAT IS A RECENT MARKET PRICE OF MY VOXWARE SHARES?
Our common stock historically has traded on the NASDAQ Capital Market under the symbol “VOXW.” On September 8, 2010 the last full trading day prior to the public announcement of our intent to pursue the going private transaction, including this offer, the “closing” or “last reported sale” price of our common stock on the NASDAQ Capital Market was $0.75. On September 2, 2010, we received a determination from the Listing Qualifications Department of NASDAQ that our request for continued listing on the NASDAQ Capital Market was denied. As a result, our common stock was suspended from trading on the NASDAQ Capital Market at the opening of business on September 13, 2010, and a Form 25-NSE was filed with the SEC which removed our securities from listing and registration on the NASDAQ Capital Market. During the tender offer, and any reverse split, we currently expect that our common stock will be quoted on the Pink Sheets under the ticker symbol “VOXW.PK.” We urge you to obtain more current market quotations for your shares. See “The Offer — 6. Price Range of Shares.”

WILL I HAVE TO PAY BROKERAGE COMMISSIONS OR STOCK TRANSFER TAX IF I TENDER MY SHARES TO VOXWARE?
If you tender your shares directly to the depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares. See “The Offer — 2. Procedures for Tendering Shares.” If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See “The Offer — 4. Purchase of Shares and Payment of Purchase Price.”

WHOM DO I CONTACT IF I HAVE QUESTIONS ABOUT VOXWARE’S OFFER?	Our information agent, Registrar and Transfer Company, can help answer your questions. Their contact information appears on the back page of this document.

WHAT ARE THE EFFECTS OF THE OFFER ON THE MARKET FOR OUR SHARES?
Following completion of the offer and the reverse split, if applicable, we intend to deregister our shares under the Exchange Act and take steps to discontinue any further public trading of our shares through the Pink Sheets or otherwise. See “The Offer — 9. Effects of the Offer on the Market for Our Shares; Registration Under the Exchange Act.”

WHAT ARE VOXWARE’S PLANS AFTER THE OFFER?
One of our goals in connection with the offer is to substantially reduce the number of beneficial owners of our common stock as part of our plan to take the company private.

Depending on the outcome of the tender offer, we may need to further reduce our number of stockholders to fulfill this goal. If so, we plan to seek stockholder approval of a 1-for-5,000 reverse stock split pursuant to which we would cash out the fractional interests of enough holders with small positions to allow us to complete our plan to go private.

After we complete our plan to go private, we intend to continue operating Voxware as a private Company and build on our technology lead in the market place by investing substantially to expand our Voxware 3 product.

As a private company, we anticipate that we will need to raise additional capital to fund our business plan. On September 17, 2010, we entered into a Securities Purchase Agreement with the Co-Investment Fund pursuant to which the Co-Investment Fund, (subject to certain conditions and to be held contemporaneously with the closing of this Offer and the closing of the proposed reverse split, if any), shall purchase up to 1,956,522 shares of our newly created Series A Non-Participating Convertible Preferred Stock at a purchase price of $1.15 per share and three (3) year warrants to purchase shares of common stock with an exercise price of $1.00 per share. The minimum aggregate purchase in the Series A Transaction is $1,250,000, with a maximum up to $2,250,000 in the aggregate. Proceeds from the Series A Transaction will be used for this Offer, the potential reverse split, if necessary, and matters related thereto.

See “Special Factors — 5. Our Plans After the Offer,” “The Offer — 9. Effects of the Offer on the Market for Our Shares; Registration Under the Exchange Act,” and “The Offer — 13. The Reverse Stock Split.”

WHEN WOULD VOXWARE CONDUCT A REVERSE STOCK SPLIT?
We may conduct the reverse stock split if we determine that the tender offer did not result in a sufficient reduction in the number of our stockholders to allow us to complete our plan to take the company private.

Since we cannot predict the outcome of the offer, we intend to request stockholder approval to amend our certificate of incorporation to perform a reverse stock split in a manner that will ensure that the number of stockholders is reduced to a number that we believe ensures that we will not exceed SEC thresholds that would cause us again to be required to register under the Exchange Act. We currently intend to seek stockholder approval while we remain a public company. However, in the event the board of directors determines it is in the Company’s and its stockholder’s best interest we may elect to go private prior to such stockholder vote.

If stockholders are cashed out as a result of a reverse stock split, they will receive a price per share held prior to the reverse stock split equal to $1.00 per share, which is the same purchase price to be paid to those stockholders who choose to tender their shares in the tender offer. See “Special Factors — 5. Our Plans After the Offer,” and “The Offer — 13. The Reverse Stock Split.”

IF I DECIDE NOT TO TENDER MY SHARES, HOW CAN I ENSURE THAT MY SHARES WILL NOT BE CASHED OUT IN THE POSSIBLE REVERSE STOCK SPLIT?
You should accumulate enough shares so that you own more than 5,000 shares in a single account, which will ensure that you have at least one (1) whole share after the proposed 1-for-5,000 reverse stock split. Owners of less than one (1) whole share after the reverse stock split will have their fractional interest cashed out. See “Special Factors — 3. Fairness of Offer,” “Special Factors — 5. Our Plans After the Offer,” “The Offer —9. Effects of the Offer on the Market for Our Shares, Registration Under the Exchange Act,” and “The Offer — 13. The Reverse Stock Split.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES OF COMMON STOCK?
If, by reason of the tender offer we reduce the number of shareholders to a satisfactory level, then we will deregister our common stock, and take steps to discontinue any further public trading of our shares through the Pink Sheets or otherwise.

There will be no active public market in which to trade your shares of common stock. Furthermore, because we intend to deregister our common stock under the Exchange Act following completion of the offer (or reverse stock split, if any), we will no longer be required to file periodic reports, such as quarterly and annual reports, with the SEC, and there will be very little current public information regarding us after the offer and the reverse stock split are completed. See “Special Factors — 5. Our Plans After the Offer,” “The Offer — 9. Effects of the Offer on the Market for Our Shares, Registration Under the Exchange Act,” and “The Offer — 13. The Reverse Stock Split.”

FORWARD-LOOKING STATEMENTS

When used in this Offer, the term “Voxware”, “us”, “our”, “we”, “the Company” and similar terms refer to Voxware, Inc., a Delaware Corporation and our Subsidiaries.

This Offer contains forward-looking statements and information relating to us that are based on the beliefs of our management, as well as assumptions made by, and the information currently available to, our management. These statements reflect our current views with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements, including those risks discussed in this Offer. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Offer. We do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this Offer, or to reflect the occurrence of unanticipated events. You should carefully review the risk factors set forth in other reports or documents we file from time to time with the Securities and Exchange Commission, or the SEC.

SPECIAL FACTORS

1. Purposes of and Reasons for the Offer

     We were organized in August 1993 under the laws of the State of Delaware. We have been subject to the reporting requirements of the Exchange Act since our initial public offering on October 30, 1996. The costs to comply with regulatory requirements are a significant overhead expense. These costs include professional fees for our independent registered public accounting firm and corporate counsel, printing and mailing costs, internal compliance costs and transfer agent costs. These and other costs related to SEC registration have increased significantly, and we believe they will continue to do so, particularly as a result of the additional reporting and disclosure obligations imposed on public corporations by the Sarbanes-Oxley Act of 2002. Our estimated Exchange Act compliance costs amounted to approximately $505,000 in the fiscal year ended June 30, 2010.

     As discussed in greater detail below, our board of directors determined that the recurring expenses, along with the burden on management, required for compliance with SEC rules and regulations is not cost efficient for Voxware. In addition, most of the requirements of the Sarbanes-Oxley Act are now effective and applicable to the Company, and the Company has implemented controls and procedures which comply with those requirements. However, the ongoing costs associated with being a public company are expected to increase in our next fiscal year and are estimated to be $525,000. The tender offer is being made at this time as part of our initiative to take the company private, which will result in the elimination of those costs that we incur as a result of having our securities registered under the Exchange Act.

     Historically, there has been a very limited trading market in our common stock. Because of this, the board of directors believes that the holders of our securities derive little benefit from Voxware’s status as a SEC reporting company.

     Given these various factors, the board of directors concluded that being a private company would allow management the increased flexibility and time to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce short-term quarterly earnings per share.

     The offer is part of a plan to make the Company a non-reporting company in what is commonly referred to as a “going-private” transaction. We are making this offer to let you decide if you want to continue your investment in Voxware, or if you want to sell your shares now for a premium over the recent trading price.

     Since the initial public offering, our common stock has been registered under the Exchange Act, and we have been subject to the reporting and proxy requirements of the Exchange Act. The common stock must remain registered, and we must follow these requirements, so long as there are 300 or more holders of record of the common stock.

     The purpose of the tender offer is to provide liquidity to stockholders at a price that is a premium to recent market prices for our stock, and to substantially reduce the number of Voxware beneficial stockholders in connection with our plan to “go private”, which includes deregistering our shares under the Exchange Act ceasing our public reporting and filings and taking steps to discontinue any further public trading of our stock. See “Special Factors — 1. Purposes of and Reasons for the Offer.” Upon completion of the going-private transaction, the board of directors intends to deregister our common stock with the SEC and become a private company. Following completion of the offer, if we determine that the offer did not result in a sufficient reduction in the number of our stockholders to ensure that we will not in the future exceed SEC thresholds that would again cause us to be required to register under the Exchange Act, then we will pursue alternatives to achieve that result, including seeking stockholder approval for a 1-for-5,000 reverse stock split if it remains in the best interests of Voxware and Voxware’s remaining stockholders. Therefore, to remain a stockholder after the going-private transaction, you must own 5,000 shares or more of our common stock, in a single account, on the effective date of the reverse stock split.

     After we complete the going-private transaction, we intend to take steps to discontinue any further public trading of our shares of common stock on the Pink Sheets or otherwise, and trades in such shares would be possible only through privately negotiated transactions. This will severely restrict your ability to trade these shares, and may have the effect of requiring you to hold your shares indefinitely, until the Company either liquidates or is acquired by another company.

     Our reasons for proposing a going-private transaction include:
  The significant cost savings that we expect to realize as a result of the termination of the registration of our common stock under the Exchange Act. For the fiscal year ended June 30, 2010, we spent an estimated $505,000 on costs solely related to being an SEC reporting company.

  The fact that, due to the limited liquidity and low market price of our common stock, we and our stockholders have not realized many of the benefits associated with being a publicly-traded company, such as enhanced stockholder value, stock liquidity, business credibility and the ability to use company stock as currency for acquisitions.

  The additional savings in terms of our management’s and employees’ time that will no longer be spent preparing the periodic reports required under the Exchange Act and managing stockholder relations and communications.

  The ability of large stockholders to liquidate their holdings in Voxware and receive a premium over recent market prices at the time of approval of the cash-out price, without incurring any discounts due to the low trading volume of Voxware’s common stock.

  The ability of small stockholders to liquidate their holdings in Voxware and receive a premium over recent market prices at the time of the approval of the cash-out price, without incurring brokerage commissions.

  The decrease in expenses resulting from no longer being required to service a relatively large number of stockholders holding small positions in our common stock.

  The reduced accounting and legal fees associated with having our financial statements reviewed on a quarterly basis and audited on an annual basis.

  The reduced premiums for our directors’ and officers’ insurance policies as a result of Voxware no longer being a publicly traded company.

  The ability to control the dissemination of certain business information, which is currently disclosed in our periodic reports and, accordingly, made available to our competitors, vendors, customers and other interested parties, potentially to our detriment.

  The ability to gain greater operational flexibility by being able to focus on long-term growth without an undue emphasis on short-term fluctuations in the market price of our common stock.
2. Background of the Offer

     On numerous occasions over the past five (5) years the Company has explored a number of transactions in response to the Company’s poor market position, including equity/debt financings, going-private, mergers and acquisitions and expense reductions. In evaluating the various alternatives available to the Company, the board of directors reviewed the current and future business opportunities that the Company intends on pursuing in the voice recognition industry, the competitive landscape in such industry, the future projected growth potential, product and feature comparisons, the time and capital required to exploit these commercial opportunities and the potential rewards available to the Company’s stockholders as a result of the Company’s pursuit of these opportunities. Although not previously economically viable, the board of directors of the Company believes that if the Company goes private and pursues its commercial opportunities in the voice recognition industry without the costs and administrative burdens of continuing to be an SEC reporting company, then the Company can produce for ongoing stockholders a better return than if the Company continues as a public company.

     In March 2010, corporate counsel was asked to advise management and the board of directors about going-private transactions. Corporate counsel advised that if the Company had fewer than 300 stockholders of record, then the Company could deregister its common stock and thereby not be subject to the Exchange Act reporting requirements and could delist from the NASDAQ Capital Market and ensure that the shares would not be traded on the OTC Bulletin Board (sometimes referred to as “going dark”). At that time, the Company had approximately 148 stockholders of record and approximately 2,925 beneficial owners. Although the number of record holders of the Company was and is now low enough to deregister and delist, the large number of record holders that hold the shares for the benefit of third parties (for example, an investment advisor holding for multiple beneficial owners) leaves open the possibility of substantial increases in the number of record owners if one of those record holders elects to distribute the shares that it holds to the underlying beneficial owners. If the number of record holders were to increase above 300, the Company could again become subject to Exchange Act reporting requirements. In light of this information, management and the board of directors began to consider alternative means to reduce the Company’s stockholder base to below 300 beneficial stockholders which they believed would significantly reduce the possibility that future distributions or transactions by beneficial stockholders would result in the number of record stockholders increasing to above 300. Consequently, the board of directors requested that management begin gathering information on the possibility of reducing the number of beneficial holders of the Company’s common stock to fewer than 300.

     In April of 2010, management worked to outline various methods by which the Company could reduce the number of record holders and beneficial holders of the Company’s common stock and the various conditions under which such a transaction could occur under Delaware law and SEC rules and regulations.

     On May 24, 2010 we were notified by NASDAQ that we did not satisfy NASDAQ Marketplace Rule 4310(c)(2)(B) for continued listing on the NASDAQ Capital Market, which requires that we maintain minimum stockholder’s equity of $2,500,000 or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. To facilitate NASDAQ’s review of our listing status, we provided NASDAQ with our plan to achieve and sustain compliance with the NASDAQ Capital Market listing requirements, including the time frame for completion of the plan.

     On May 27, 2010, during a regularly scheduled meeting of the board of directors, management made a comprehensive presentation regarding the strategic plan for the Company, including an analysis of the Company’s product direction, market opportunity, the Company’s target market and current and potential competitors. The board of directors reviewed the strategic plan and discussed potential strategic opportunities.

     Management then presented the board of directors with a going-private presentation which included an analysis of the burdens and benefits resulting from the Company’s status as a public company and the alternatives to remaining listed on the NASDAQ Capital Market, as well as a variety of structures for proceeding with a going-private transaction, including a reverse stock split and a self-tender offer. The board of directors discussed the likelihood of having fewer than 300 beneficial stockholders under each of the going-private transaction structures. Corporate counsel then discussed the fiduciary duties of the board of directors to the stockholders of the Company. The board of directors also received information from the Company’s counsel regarding the implications and requirements under the federal securities laws applicable to various corporate transactions with a going-private component.

     Donald R. Caldwell, a member of the board of directors and the chairman and chief executive officer of Cross Atlantic Technology Fund, indicated Cross Atlantic Capital Partners Inc., and/or its affiliate the Co-Investment Fund II, L.P., may be interested in funding the Company’s going-private transaction. The board of directors took note of Mr. Caldwell’s interest and suggested that a formal proposal be presented to the board of directors.

     After considering all the alternatives that had been presented, and Mr. Caldwell’s indication of interest, the board of directors authorized management of the Company to seek bids from potential investment banks and valuation firms concerning the valuation of the Company, as well as a potential fairness opinion in the event the Company proceeds with a potential going-private transaction. The board of directors also indicated an interest in structuring the going-private transaction as an issuer tender offer followed by a reverse stock split, if such stock split is necessary to reduce the number of beneficial holders of the common stock of the Company to below 300.

     A discussion also took place regarding procedural safeguards which could be put in place to assure that any going-private transaction would be fair to the Company’s stockholders. As a result of this discussion, the board of directors established a special committee comprised solely of independent directors to investigate the feasibility of a going private transaction and that such special committee be authorized to act on behalf of the board of directors of the Company. The board of directors then appointed Robert Olanoff, James L. Alexandre and David G. Simbari to serve on the special committee. Mr. Olanoff was elected chairman of the special committee.

     The special committee was authorized to engage the services of an appropriate financial advisor to assist the special committee in determining an appropriate going-private transaction structure and the price to be paid to stockholders who would receive cash in a proposed transaction and independent counsel (if deemed necessary by the special committee). In addition, the special committee was, at all times, free to recommend the adoption of additional procedural protections if it deemed the adoption of such additional protections necessary or advisable to ensure the fairness of any proposed transaction.

     On June 15, 2010, the Co-Investment Fund II, L.P., an affiliate of Cross Atlantic Technology Partners Inc. (the “Co-Investment Fund”), submitted to management and the special committee, for discussion purposes only, a non-binding term sheet concerning a possible equity investment in Voxware after completion of a going-private transaction. Preliminary terms and transaction structure were included, but were subject to the Co-Investment Fund’s further due diligence.

     On June 21, 2010, the special committee engaged the services of CBIZ Valuation Group, LLC as its independent financial advisor (“CBIZ”).

     Between June 15, 2010 and June 20, 2010, the special committee and management reviewed and considered the terms and conditions contained in the Co-Investment Fund’s non-binding term sheet. During this period of time, members of the special committee and management engaged in discussions and negotiations with the Co-Investment Fund concerning such terms and conditions. The parties agreed to continue reviewing and discussing the potential transaction.

     On July 9, 2010, CBIZ delivered to the special committee a preliminary financial analysis of the Company. The special committee then scheduled a meeting to review and discuss the report with CBIZ.

     On July 19, 2010, the special committee met telephonically with members of CBIZ to review and discuss the preliminary financial analysis of the Company. William Levering, the Company’s Vice President and Chief Financial Officer, was also present for the meeting. The special committee reviewed and discussed the financial projections used by CBIZ and provided by Company management and the three valuation methodologies used to evaluate each financial projection. The special committee then discussed the range for the valuation of the Company and potential tender offer premiums above such range.

     Following their discussion, CBIZ and Mr. Levering left the meeting and the special committee reviewed their fiduciary duties to the Company and its stockholders. The special committee then discussed process and timing for a going-private transaction.

     On July 21, 2010, the Co-Investment Fund delivered to management and the special committee a second-revised non-binding term sheet for a proposed equity investment reflecting the recent negotiations and discussions with the special committee and management.

     On July 22, 2010, the board of directors held a scheduled meeting to discuss, among other things, Voxware’s preliminary quarter and year end results, the status of Voxware’s audit, as conducted by Voxware’s independent registered public accounting firm, and Voxware’s preliminary fiscal year 2011 business and financial plan. At the meeting, members of the special committee provided the board of directors with a update concerning the financial analysis of the Company provided by CBIZ. The board of directors then discussed the terms and conditions contained in the second revised non-binding term sheet submitted by the Co-Investment Fund. The board of directors also discussed the process and timing of a going-private transaction.

     Following the board of directors meeting, the special committee held a meeting to continue discussions concerning the CBIZ financial analysis and the second revised non-binding term sheet from the Co-Investment Fund. The members of the special committee agreed that the terms and conditions of the second revised non-binding term sheet were not acceptable and further discussions and negotiations were required.

     On July 23, 2010, the special committee contacted the Co-Investment Fund to discuss and negotiate the terms contained in the second revised non-binding term sheet. The Co-Investment Fund agreed to consider the special committee’s comments and respond back.

     On July 27, 2010, the special committee held a meeting to discuss and review recent conversation with the Co-Investment Fund and the status of negotiations. The special committee also discussed recent conversations among special committee members and CBIZ concerning valuation methodologies for Voxware as they related to the potential going-private transaction, as well as the potential equity investment by Co-Investment Fund. Following the meeting, the special committee again contacted the Co-Investment Fund to further discuss and negotiate the terms contained in the second revised non-binding term sheet.

     Between July 30, 2010 and August 16, 2010, the Co-Investment Fund performed an economic valuation of the Company in order to refine its offer for an equity investment following a going-private transaction.

     On August 2, 2010, we received a letter from NASDAQ informing us that we did not comply with NASDAQ Marketplace Rule 5550(a)(2), which requires companies listed on the NASDAQ Capital Market to maintain a minimum bid price of $1.00 per share. Under NASDAQ Marketplace Rule 5810(c)(3)(A), we have a grace period of 180 calendar days, or until January 31, 2011, in which to regain compliance. If at anytime during this grace period the bid price of our common stock is $1.00 per share or more for a minimum of ten consecutive business days, NASDAQ will provide us with written confirmation of regained compliance.

     On August 17, 2010, the Co-Investment Fund delivered to the special committee and management a third revised non-binding term sheet for a proposed equity investment. Both the special committee and management reviewed the revised non-binding term sheet and discussed its proposed terms and conditions. With the input of counsel, the special committee revised the third revised non-binding term sheet and provided its comments and suggestions to the Co-Investment Fund for consideration.

     On August 24, 2010, the Co-Investment Fund delivered to the special committee and management a fourth revised non-binding term sheet for a proposed equity investment. Both the special committee and management reviewed the revised non-binding term sheet and discussed its proposed terms and conditions.

     On August 25, 2010, the special committee held a telephonic meeting to formally discuss and review the fourth revised non-binding term sheet. After discussion, the special committee authorized Robert Olanoff, on behalf of the special committee, to accept the terms and conditions contained in the fourth revised non-binding term sheet. The term sheet was agreed upon by the parties on August 25, 2010 and the parties immediately began negotiating and drafting definitive documentation.

     Between August 25, 2010 and September 2, 2010, the parties negotiated and drafted the definitive documentation governing the proposed equity investment by the Co-Investment Fund.

     On September 2, 2010, we received a determination from the Listing Qualifications Department of NASDAQ that our request for continued listing on the NASDAQ Capital Market was denied. As a result, our common stock was suspended from trading at the opening of business on September 13, 2010, and a Form 25-NSE was filed with the Securities and Exchange Commission which removed the Company’s securities from listing on the NASDAQ Capital Market. We currently expect that during the tender offer, and any reverse split, the Company’s common stock will be quoted on the Pink Sheets under the ticker symbol “VOXW.PK.”

     Pursuant to a letter agreement dated September 3, 2010, the special committee of the board of directors of Voxware engaged CBIZ Valuation Group, LLC to render a fairness opinion in connection with its role as financial advisor to the special committee in connection with its consideration of the tender offer.

     At a meeting of the special committee on September 8, 2010, the special committee, after receiving the opinion of CBIZ, approved the proposed tender offer and reverse stock split described in this document and approved in principle the proposed equity investment by the Co-Investment Fund. In connection with that approval, the special committee considered, among other factors, the following:
  That the going-private transaction will (i) provide through the tender offer liquidity at a premium for large stockholders who, due to the Company’s current trading volume, otherwise would likely be unable to liquidate significant share positions without creating substantial pricing downside pressure on the market price of the Company’s common stock, (ii) provide small stockholders the opportunity to liquidate their holdings and receive a premium over recent market prices without incurring brokerage commissions, and (iii) by disclosing the Company’s intention to effect the reverse stock split, allow holders of fewer than 5,000 shares in a single account sufficient time to either acquire enough shares of common stock or consolidate accounts to preserve a continuing equity position in the Company following the reverse stock split.

  The consideration to be received by the Company’s stockholders in the tender offer is fair, from a financial point of view, to such stockholders.

  The significant cost savings, estimated to be at least $400,000 per year, that the Company is expected to realize as a result of going private.

  The fact that, due to the limited liquidity and low market price of the Company’s common stock, neither the Company nor its stockholders have realized many of the benefits usually associated with being a publicly traded company, such as enhanced stockholder value, stock liquidity, analyst coverage, business credibility and the ability to use Company stock as currency for acquisitions.

  The additional savings in the amount of the Company’s management and employee time that no longer will be devoted to preparing the periodic reports required of publicly traded companies under the Exchange Act and managing stockholder relations and communications.

  The additional monetary savings that the Company should realize from (i) no longer being required to service a relatively large number of stockholders holding small share positions in the Company’s common stock, (ii) the reduced accounting and legal fees associated with having the Company’s financial statements reviewed on a quarterly basis and audited on an annual basis, and (iii) the reduced premiums for the Company’s directors’ and officers’ insurance policies as a result of the Company no longer being a publicly traded company.

  The Company’s ability, as a private company, to control the dissemination of certain business information, which currently is required to be disclosed in the Company’s periodic reports and, accordingly, made available to the Company’s competitors, vendors, customers and other interested parties, potentially to the Company’s detriment.

  The Company’s ability, as a private company, to have greater operational flexibility by being able to focus on long-term growth without an undue concern for short-term fluctuations in the market price of the Company’s common stock.
     Between September 9, 2010 and September 17, 2010, management, the special committee and the Co-Investment Fund continued to refine the securities purchase agreement relating to the Co-Investment Fund’s investment in the Company.

     On September 17, 2010, the special committee approved the final form of the securities purchase agreement relating to the Co-Investment Fund’s investment in the Company and management, on behalf of Voxware, and the Co-Investment Fund executed the securities purchase agreement. In connection with the execution of the securities purchase agreement, our officers, certain directors and certain of our larger stockholders, including Edison Venture Fund, Cross Atlantic Technology Fund and Scorpion Nominees Limited, executed Standstill and Voting Agreements.

3. Fairness of the Offer

     Special Committee Analysis

     Advantages

     The special committee of independent directors, comprised of Robert Olanoff, James L. Alexandre and David G. Simbari, considered a number of factors, including the following, when determining whether the offer was fair and in the best interest of Voxware and all of its stockholders, including its unaffiliated stockholders:
  The considerable costs associated with remaining a publicly traded company.

  The special committee’s belief that the Company expects greater market opportunity if Voxware goes private.

  The opinion delivered to the special committee by CBIZ Valuation Group, LLC, the special committee’s financial advisor, that as of the date of the opinion, the consideration to be received by the Company’s stockholders in the tender offer is fair, from a financial point of view, to such holders (other than affiliates of the Company). The full text of this written opinion delivered to the special committee, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached to this document as Exhibit (c)(1) and is incorporated in to this document by reference in its entirety. Holders of Voxware common stock are encouraged to read the opinion carefully in its entirety. CBIZ’s opinion was provided to the special committee in connection with its evaluation of the consideration proposed to be paid to its common stockholders (other than affiliates of Voxware) in the offer. It does not constitute a recommendation as to whether any stockholders of Voxware should tender in the offer or act in any way in connection with the transaction or otherwise. See “Special Factors — 4. Fairness Opinion of Financial Advisor.”

  Our financial condition and results of operations, including our earnings per share and capital levels for the year ended June 30, 2010.

  The percentage by which the per share price to be paid in the offer exceeds recent trading prices and estimated trading values. See “Special Factors — 4. Fairness Opinion of Financial Advisor.”

  The fact that the offer is a voluntary transaction in which our stockholders may choose whether to participate.

  The ability of large stockholders to liquidate their holdings in Voxware and receive a premium over recent market prices at the time of approval of the cash-out price, without incurring any discounts due to the low trading volume of Voxware’s common stock.

  The ability of small stockholders to liquidate their holdings in Voxware and receive a premium over recent market prices at the time of the approval of the cash-out price, without incurring brokerage commissions and the fact that such stockholders would not have this ability if the Company were to effect a reverse stock split without first engaging in the offer.

  The fact that stockholders who wish to remain stockholders after the reverse stock split may do so by accumulating at least 5,000 shares of common stock in a single account prior to the effective date of the reverse stock split.

  The fact that stockholders who are cashed out in the reverse stock split will receive $1.00 per share, the same consideration being offered in the tender offer.

  The further reduction in the liquidity for our common stock following our delisting from the NASDAQ Capital Market or the Pink Sheets.

  The limited trading market for our common stock, including limited liquidity, relatively low prices and trading volume.
     The special committee believed completing a going-private transaction in two steps, first conducting an issuer tender offer and then effecting a reverse stock split, was advantageous because this structure would provide meaningful liquidity to large stockholders without creating downward pressure on the market price of the common stock of the Company and would provide liquidity to small stockholders without incurring brokerage commissions. The issuer tender offer followed by a reverse stock split provided stockholders with a meaningful choice of whether to liquidate their holdings or remain invested in the Company. The special committee also considered factors such as the cost to the Company, length of time required, likelihood of success, and the value stockholders could receive with respect to the various alternatives considered by the special committee.

     In view of the wide variety of factors considered in connection with its evaluation of the offer, the special committee has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the offer.

     Disadvantages of Offer

     The special committee also considered a number of negative factors that would result from the tender offer when determining whether the offer was substantively fair and in the best interest of Voxware and all of its stockholders, including its unaffiliated stockholders, including the following:
  Cashed-out stockholders will no longer have any ownership interest in the Company and will no longer participate in our potential future earnings and growth.

  The reduction in the liquidity for our common stock following the discontinuation of trading on the Pink Sheets and the termination of our Exchange Act registration and periodic reporting and the possible significant decrease in the value of the shares of common stock.

  The reduction in publicly available information about us that will result from going-private.

  The lack of a trading market for our shares and the restricted liquidity that would result from becoming a private company.

  We will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act.

  Our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC. In addition, our executive officers, directors and 10% stockholders will no longer be subject to the recovery of short-swing profits provision of the Exchange Act, and persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

  Under Delaware law, our certificate of incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who do not tender their shares.
     Alternatives

     The special committee considered whether to pursue a sale of the Company. However, the special committee concluded that (i) an acquirer is unlikely to assign significantly greater value to the Company than is being assigned to it by the public capital market, and (ii) there would likely be opposition to a sale from holders of a substantial number of outstanding shares, and in any event going-private likely would enable the Company to produce for ongoing stockholders a better return than would be provided if the Company merely were sold. Moreover, the percentage difference between the $1.00 per share being offered in the tender offer, and the recent average trading range of the Company’s stock, is at least as large as any reasonable market premium that an acquiror might be expected to pay, absent unusual circumstances, in any acquisition of a publicly traded company.

     The special committee did not consider any of the following as there were no firm offers for (a) the merger or consolidation of the Company with or into another company or vice versa; (b) the sale or other transfer of all or any substantial part of the assets of the Company; or (c) a third party purchase of our securities that would enable the holder to exercise control of the Company.

     The special committee considered each of these factors and others in its evaluation.

     In view of the wide variety of factors considered in connection with its evaluation of the offer, the special committee has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the offer.

     Conclusions of Special Committee

     The offer does not require the approval of a majority of unaffiliated stockholders. Despite the fact that the offer is not structured to require the approval of the unaffiliated stockholders, we believe that the offer is procedurally fair and substantively fair with respect to the price offered. We base these beliefs on the unanimous approval of the offer by all of our independent, non-employee directors and on the following factors:
  stockholders are not compelled to tender;

  stockholders are provided with full disclosure of the terms and conditions of the offer;

  stockholders are afforded sufficient time to consider the offer;

  the offer provides liquidity and price support for stock trades that, due to the limited trading volume of our common stock, would not have existed otherwise; and

  the offer affords stockholders time in which to acquire enough shares of common stock so that their holdings at the time of the potential reverse stock split would exceed 5,000 shares in a single account, enabling them to remain stockholders of the Company after the reverse stock split.
     For those stockholders who tender shares and are no longer stockholders, the special committee has determined that such stockholders will receive a fair price for their shares. The special committee has also determined that the transaction is fair to those stockholders who remain stockholders following the completion of the offer as (i) they will hold a higher percentage of the outstanding shares of the Company, and (ii) the potential upside to continued ownership is balanced by the loss in liquidity following completion of the “go private” transaction.

     The special committee believes that the offer is fair to our unaffiliated stockholders. As set forth above, the offer is a voluntary transaction which is open to all stockholders on the same terms and conditions. Based upon the aforementioned factors, the special committee believes that the offer is both substantively and procedurally fair to affiliated and unaffiliated stockholders alike and therefor recommends that the holders of the Company’s common stock accept the offer. See “Special Factors — 5. Our Plan After the Offer,” and “ Special Factors — 6. Effects of the Offer,” for a detailed discussion of the consequences that result from remaining a continuing stockholder of the Company. See also “The Offer — 1. Price.”

4. Fairness Opinion of Financial Advisor

     Voxware selected CBIZ based on its experience, expertise and reputation. CBIZ provides financial advisory services to public and private companies and in this capacity is continually engaged in performing financial analyses with respect to businesses and their securities in connection with strategic transactions and corporate purposes.

     At a meeting of the special committee on September 8, 2010, CBIZ delivered its oral opinion, which was subsequently confirmed in writing, that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in CBIZ’s written opinion, the consideration to be received by the Company’s stockholders in the tender offer is fair, from a financial point of view, to such holders (other than affiliates of the Company). The full text of CBIZ’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by CBIZ in delivering its opinion, is attached as Exhibit (c)(1) hereto. The opinion should be read carefully and in its entirety.

     CBIZ’s opinion was prepared for the information and use of, and addressed to, the special committee in connection with its consideration of the tender offer. CBIZ’s opinion addresses only the fairness of the consideration to be received by the Company’s stockholders in the tender offer, from a financial point of view, to such holders (other than affiliates of the Company). It does not address the fairness of the consideration to any other holders or to any other party or the fairness of any other aspect of the tender offer, nor does it constitute a recommendation to any stockholder or any other person as to how such person should act with respect to the transaction or otherwise (including, without limitation, whether or not to tender shares of common stock in the Company in connection with the tender offer).

     CBIZ’s opinion does not address the relative merits of the tender offer as compared to other business strategies that might be available to Voxware, nor does it address the underlying business decision of Voxware to proceed with the tender offer. CBIZ’s opinion should not be viewed as determinative of the views of Voxware, the Voxware board of directors or the special committee with respect to the tender offer. The tender offer consideration was determined through negotiations by the special committee and not pursuant to recommendations of CBIZ. It should be noted that in the context of this engagement by Voxware, CBIZ was not authorized to, and did not, investigate any alternative transactions that may be available to Voxware.

     In connection with its opinion, CBIZ has, among other things:
  reviewed the drafts of the tender offer documents.

  reviewed Voxware’s audited financial statements for the fiscal years ended June 30, 2007, June 30, 2008, and June 30, 2009; draft audited financial statements for the fiscal year ended June 30, 2010; unaudited interim financials for the one-month periods ended July 31, 2009, and July 31, 2010; and financial estimates of certain income statement items for the one-month period ending August 31, 2010.

  reviewed certain operating and financial information, including projections, provided to CBIZ by the Company’s management relating to Voxware’s business prospects.

  met with certain members of Voxware’s senior and operating management to discuss Voxware’s operations, historical financial results and future prospects.

  evaluated the stock price history and reported events of Voxware.

  considered publicly available data and stock market performance data of public companies CBIZ deemed comparable to Voxware.

  conducted such other studies, analyses, inquiries and investigations as CBIZ deemed appropriate.
     In conducting its review and arriving at its opinion, CBIZ has, with the special committee’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial, forecasts, projections, and other information provided to it or otherwise made available by the Company or which is publicly available. CBIZ has not assumed any responsibility for the accuracy or completeness, or independently verified, any such information. In addition, CBIZ has not conducted, nor has it assumed any obligation to conduct, any physical inspection of the properties or facilities of the Company. CBIZ has further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to it incomplete or misleading in any respect. CBIZ has, with the special committee’s consent, assumed that the financial projections which it examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company. CBIZ has also assumed that in the course of obtaining the necessary approvals, consents and releases for the tender offer, no modification, delay, restriction or condition will be imposed that will have a material adverse effect on the tender offer and that the tender offer will be consummated in accordance with applicable laws and regulations and as described in the tender offer documents, without delay, waiver, amendment or modification of any material term, condition or agreement.

     In arriving at its opinion, CBIZ did not perform any independent appraisal of the assets of Voxware. Its analysis did not constitute an examination, review or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). CBIZ does not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Furthermore, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected, and those differences may be material. CBIZ has also assumed the Company is not currently involved in any material transaction other than the tender offer, the equity offering of Series A Nonparticipating Preferred Stock, those activities disclosed in the Company’s filings with the SEC, those activities described in the tender offer documents, and those activities undertaken in the ordinary course of conducting its business.

     CBIZ has assumed, with the special committee’s consent, that there are no legal issues with regard to the Company or the tender offer that would affect its opinion, and has relied on this assumption without undertaking any independent investigation or inquiry. CBIZ provided no legal advice to any person in connection with the tender offer. CBIZ’s opinion is necessarily based upon economic and market conditions and other circumstances as they existed as of the date of the opinion. It should be understood that although subsequent developments may affect its opinion, CBIZ does not have any obligation to update, revise or reaffirm its opinion and it expressly disclaims any responsibility to do so. CBIZ was not asked to and has not evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. CBIZ was not authorized or asked to seek or advise the special committee on any alternatives to the tender offer, and was not authorized or asked to seek any offers for Voxware or its assets. CBIZ’s opinion does not address the relative merits of the tender offer as compared to other business strategies that might be available to Voxware, nor does it address the underlying business decision of Voxware to proceed with the tender offer. Without limiting the generality of the foregoing, CBIZ has assumed, at the instruction of the special committee, that Voxware will not be liquidated and will not dividend or distribute cash to the holders of the Shares. CBIZ expresses no view as to the federal, state or local tax consequences of the tender offer. CBIZ is not expressing any opinion as to the prices at which the Shares will trade at any time. CBIZ has not been requested to opine as to, and its opinion does not in any manner address, the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public stockholders of the Company.

     The following represents a summary of the material financial analyses employed by CBIZ in connection with providing its opinion to the special committee. The following summary does not purport to be a complete description of the financial analyses performed by CBIZ, nor does the order of analyses described represent relative importance or weight given to those analyses performed by CBIZ. Some of the summaries of financial analyses performed by CBIZ include information presented in tabular format. In order to fully understand the financial analyses performed by CBIZ, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by CBIZ.

Andrea Electronics Corp.	Intermec, Inc.
Astea International, Inc.	JDA Software Group, Inc.
Cimetrix, Inc.	Manhattan Associates, Inc.
Cognex Corp.	Network Equipment Technologies, Inc.
Dynavox, Inc.	RadiSys Corporation
EMS Technologies, Inc.

     Selected Public Company Analysis. CBIZ compared selected financial information, ratios and public market multiples for Voxware to the corresponding data for the following eleven publicly-traded companies in the application software industry with market capitalization of less than $1 billion and product offerings similar to Voxware, focusing on software related to supply chain logistics and voice recognition, referred to as the “Selected Public Companies”:

     Although the Selected Public Companies were used for comparison purposes, none of the companies are directly comparable to Voxware, and they may significantly differ from Voxware based on, among other things, the size of the companies, the geographic coverage of the companies’ operations and the particular business segments in which the companies focus. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Public Companies and other factors that could affect the public trading value of the Selected Public Companies.

     CBIZ reviewed, among other information, multiples of enterprise value, referred to as “EV”, for the Selected Public Companies as of September 7, 2010. CBIZ defined EV as equity value plus debt less cash and cash equivalents. EV was then compared to the last twelve (12) months revenue, referred to as EV/LTM revenue, using the revenue disclosed in each Selected Public Company’s Form 10-K or Form 10-Q, as applicable, last filed prior to the date hereof. Based on CBIZ’s judgment, the Company would have a lower multiple as a result of its lower current and expected profitability relative to the Selected Public Companies.

     The results of this review, as adjusted, are summarized in the table below:

	Selected Public Companies
	Low	Median
EV/LTM Revenue multiples	.19	.64

     These multiples, when applied to Voxware’s applicable operating results and capital structure, both if the Company maintained its current capital structure and if it went private, imply the following per share values for Voxware common stock:

			Implied Per
	Low	Median	Share Value
	(thousands)
EV/LTM Revenue (Status Quo)	4,600	10,300	$0.53 – 1.18
EV/LTM Revenue (Adjusted for Private Savings)	4,700	11,700	$0.54 – 1.34

     Precedent Transaction Analysis

     CBIZ reviewed and analyzed certain financial data and the purchase price paid in comparable merger and acquisition transactions in the applicable software industry since 2005 for which relevant information was publicly available. CBIZ selected these transactions based on the similarity of certain aspects of the transactions and the companies involved in the transactions relative to the tender offer and the Company.

Comparable Transactions

Announce Date	Target (Parent)
May 2005	Nuance Communications Inc.
August 2005	Valentec Systems, Inc.
August 2007	July Soft, Inc.
October 2007	Alliance Systems Holdings, Inc.
April 2008	Horizon Technology Group
November 2009	I2 Technologies, Inc.
February 2010	LCNS, LLC
May 2010	Dropzone AA
June 2010	Matrikon, Inc.

     For each transaction, CBIZ calculated the EV of the transaction as a multiple of the target company’s revenue for the LTM, ended on the last day of the period covered by the target company’s Form 10-K or Form 10-Q, as applicable, last filed prior to the announcement of the relevant transaction. CBIZ then determined the median multiples of revenue for the selected precedent transactions for the LTM.

     Next, CBIZ estimated (1) a range of LTM revenue multiples (.19x to.40x) for the Company if the Company maintained its current capital structure using the LTM revenue multiples of the precedent transactions, and (2) a range of LTM revenue multiples (.20x to .47x) for the Company if the Company went private using the LTM revenue multiples of the precedent transactions. Both multiple ranges were adjusted based on CBIZ’s judgment that the Company would have a lower multiple as a result of its lower current and expected profitability relative to the comparable transactions.

     CBIZ then estimated the following enterprise values for the Company by multiplying the applicable LTM revenue multiples by the Company’s revenue for the twelve month period ended July 31, 2010.

			Implied Per
	Low	Median	Share Value
	(thousands)
EV/LTM Revenue (Status Quo)	4,500	7,200	$0.51 – 0.82
EV/LTM Revenue (Adjusted for Private Savings)	4,600	8,000	$0.53 – 0.92

     No transaction utilized in the precedent transaction analysis is identical to the tender offer. In evaluating the transactions, CBIZ made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CBIZ or the Company. Mathematical analysis of comparable transaction data (such as determining medians) in isolation from other analyses is not an effective method of evaluating transactions.

     Discounted Cash Flow Analysis

     CBIZ examined the value of the Company based on projected free cash flow estimates. The free cash flow estimates (both for the scenario where the Company maintains its current capital and expense structure (“Status Quo”)and where the Company benefits by the elimination of management’s estimates of the total costs associated with public compliance (“Status Quos Adjusted for Private Savings”) were generated utilizing financial projections for the years ending June 30, 2011 through June 30, 2014 that were prepared and furnished to CBIZ by the Company’s management. The Company’s management relied on the assumptions described in that section in preparing its financial projections. CBIZ did not perform any independent inquiry with respect to the reasonableness of such assumptions.

     CBIZ calculated a 19.0% weighted average cost of capital, or discount rate, using the Capital Asset Pricing Model and the cost of capital components for the comparable public companies. Next, CBIZ calculated terminal values using a range of EV to revenue multiples (.4x to .6x), and a range of discount rates (18.5% to 19.5%) around the 19.0% weighted average cost of capital. Resulting EV ranged from $5,700,000 to 10,100,000, which has an implied per share value of $0.65 – 1.15, as set forth in the chart below.

     While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of the Company’s present or future value or results. Discounted cash flow analysis in isolation from other analyses is not an effective method of evaluating transactions.

     The foregoing description is only a summary of the analyses and examinations that CBIZ deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by CBIZ. The preparation of a fairness opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances and, therefore such an opinion is not readily susceptible to partial analysis or summary description. CBIZ believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the special committee. In addition, CBIZ may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of CBIZ with respect to the actual value of the shares of Voxware common stock that may be tendered in the tender offer or of any fractional interests in Voxware common stock remaining after the reverse stock split.

     In performing its analyses, CBIZ made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Voxware. The analyses performed by CBIZ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by CBIZ with respect to its opinion. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. CBIZ’s opinion and presentation was only one of the factors that the special committee took into consideration in making its determination to approve the tender offer.

     When the special committee engaged CBIZ, Voxware paid a retainer fee of $40,000. Voxware and paid CBIZ a fee of $20,000 in connection with the delivery of the opinion summarized above. The special committee was aware of this fee structure and took it into account in considering CBIZ’s opinion and in approving the tender offer. Voxware has also agreed to reimburse CBIZ for its out-of-pocket expenses and to indemnify CBIZ, its affiliates, and its respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws. In the past two years, CBIZ has received approximately $60,000 in fees for valuation services. Otherwise, CBIZ has not had a material relationship with, nor otherwise received fees from, the Company during the two (2) years preceding the date of its opinion.

     CBIZ may perform financial services for the Company and its affiliates in the future and, in such case, expect to receive customary fees for such services.

5. Our Plans After the Offer.

     It is expected that following the offer, our business and operations will be continued substantially as they are currently being conducted by management.

     Our Business

     Voxware operates within the materials handling technology subset of the larger supply chain market. Companies who operate warehouses in high cost-of-labor markets, where labor is often the largest cost component of the operation, such as North America and Europe, are constantly looking for ways to reduce overall operating cost by leveraging high technology. This objective drives investment in Automated Identification and Data Capture (“AIDC”) equipment, software, and services for the warehouse. Voice recognition technology, when implemented within the warehouse, is categorized as an AIDC solution.

     Increasingly, voice-directed work operations, where products must be handled manually – typically during the order fulfillment process – are seen as a warehousing “best practice” and, in some industries, a competitive necessity. This is due largely to the many documented deployments in which voice technology has delivered substantial and measurable increases in worker productivity and accuracy.

     Voice technology was originally pioneered in the foodservice and grocery markets, where products were often not identified with barcode labels, and therefore most warehouses employed manual or “paper” order picking techniques. Furthermore the use of refrigeration to store perishable products made the use of keyboards or paper to record information more difficult. Voice solutions enabled “hands-free” work, reducing errors and improving productivity. Having been proven in these markets, voice technology is now being adopted by a growing array of industries, including retail, consumer packaged goods, automotive parts, third-party logistics, publishing and wholesale distribution. Considered a technology for pioneering adopters 5 years ago, voice for the warehouse has now moved into the mainstream.

     Voice in the warehouse is a small segment of the overall AIDC market, which includes data capture technologies used in many industries beyond the warehouse or supply chain. Traditionally, leading market research firms have not measured the voice market for the warehouse separately from other AIDC market segments. Therefore, the Company must estimate market size and penetration based on information gathered from a variety of formal and informal sources, which today put the penetration of voice solutions at roughly 10% of enterprises for whom the technology is a viable operating option.

     However, many companies operate multiple warehouses, and while they may have implemented voice in one site, there can be a variety of reasons why the rollout to all sites has not been completed. Therefore, the penetration of voice to the addressable sites is less than 10%.

     There are over 1.3 million warehouses worldwide, with some 300,000 of them operated by larger companies with sizable workforces for whom voice technology offers substantial cost benefits. We believe that voice has penetrated less than 10% of these sites.

     Voxware therefore operates within an established market segment where companies have demonstrated a proven willingness to invest in voice recognition solutions, and market penetration is low enough to justify additional investment to grow our business and capture a larger share of the market.

     Company and Product Overview

     Voxware provides software for voice recognition solutions that direct the activities of the warehouse workforce. Warehouse workers, wearing headsets with microphones, speak back and forth to our voice applications. Since these workers can now work hands-free and eyes-up when performing a wide array of tasks such as picking, putaway and receiving, worker productivity increases, errors are eliminated, and workplace accidents are curtailed. Our customers typically increase productivity from 10 to 30% and reduce error rates by 30 to 50%, which translates into major cost savings that accrue quickly. Our primary software product, Voxware 3, offers multiple languages so companies can leverage non-native speaking workers.

     Voxware 3 is a unique product in the supply chain market as it combines (1) a studio for designing and configuring voice solutions, (2) an open, standards-based environment and (3) a patented software technology for managing speech recognition within a web browser architecture. By using technology that leverages open, web-centric standards to integrate voice solutions within their overall information technology infrastructures with a system that is configurable and adaptable, our customers can respond to change rapidly, and are not locked-in to proprietary hardware or software architectures. Thus, we find our customers achieve benefits faster with less cost since they can implement our systems more rapidly with fewer resources.

     A complete voice recognition solution combines software, hardware and professional services. The primary focus and the core of our business is the software component of the solution. Customers may choose from a variety of certified hardware devices, manufactured by third party suppliers such as Intermec, LXE, and Motorola. Our customers may buy these devices from the manufacturers listed above, or Voxware as we are a VAR for these companies, or other VARs. Customers may also choose to have solutions delivered by receiving services from us or from our certified partners that also resell the Voxware solution. Therefore, the software that both enables voice recognition and also facilitates the creation of voice applications or workflows is the foundation of our business.

     We sell Voxware 3 primarily to large companies that operate warehouses and distribution centers. Our customers come from a variety of industry sectors, including food service, grocery, retail, consumer packaged goods, automotive parts, third-party logistics, publishing and wholesale distribution. Our technology has the ability to integrate easily with an external warehouse management system, or WMS.

     Our revenues are generated primarily from software license fees, maintenance fees, professional services and hardware products sales to both our end customers and Value Added Resellers, or VAR.

     Our sales are generated primarily by our own sales force working directly with the end users of the solution. Since our 2006 fiscal year, we have been transitioning from direct selling of custom solutions that included proprietary hardware and software to the sale, through both partners and direct channels, of productized, standards-based voice software that operates on open hardware platforms. Our transition to this sales approach and technology is an ongoing process that will accelerate in the future, with the implementation of the tender offer and investment described in this document.

     As part of our business transition, we stopped manufacturing our own proprietary hardware in 2006 and, instead, have partnered with major mobile computing equipment manufacturers such as Motorola, Inc. and LXE, Inc., a subsidiary of EMS Technologies, Inc. One implication of this strategy is that we expect the portion of our revenues associated with proprietary hardware sales to diminish as a percentage of total revenues over time as we transition to a software-centric business model. In addition, we expect that a greater percentage of our hardware revenues will be derived from the sales of accessories, rather than hardware units. However, we can provide no assurance as to the rate of this anticipated shift of revenue sources, and we expect such rate to continue to fluctuate form period to period.

     We have also developed partnerships with key VAR, and WMS companies, both in the United States and in international markets, who are incorporating our voice technology, most notably our Voxware 3 product, into their offerings. The first deliveries of solutions by partners to end customers occurred during fiscal year 2007.

     The recent deterioration of general worldwide economic conditions has negatively impacted certain vertical markets, including retail and food distribution, that are significant to our operations. As a result of these general economic conditions, our quarterly revenues in fiscal 2009 and fiscal 2010 were adversely affected. We cannot predict how long it will be before historic patterns of investment return to the AIDC market, if ever.

     Our Strategy

     Voxware’s business objective is to lead the mainstream wave of adoption of voice technology for the warehouse. Voice in the warehouse was pioneered by companies (including Voxware, at the time) who sold custom, one-of-a-kind software applications and proprietary hardware. We believe that a key buying criterion for the wave of mass adopters will be the existence of truly open, portable solutions that are driven by advanced, packaged software product offerings. This shift in buying preferences is not unique to the market for voice recognition in the warehouse, but is common to all widely-adopted high technologies.

     In anticipation of this marketplace shift, Voxware exited the business of manufacturing a proprietary voice computer, as described above, and concentrated on development of an open and configurable software product – Voxware 3 – also as described above. The introduction of Voxware 3 and deployment of voice solutions on open hardware platforms has now set the stage for mass adoption and lower total cost of ownership for customers.

     To date, Voxware is the only voice vendor with a noise-robust speech recognition engine who has invested to create a truly configurable, SOA-based product like Voxware 3. We intend to build on our technology lead by investing substantially to expand our Voxware 3 product. Areas for product expansion include more advanced and seamless integration of voice recognition with other forms of data capture, which enables workers to take full advantage of today’s multi-modal mobile computers, and new applications that bring the power of accurate voice recognition to bear on operations beyond the four walls of the warehouse – including other parts of the extended supply chain such as direct store delivery and retail in-store operations.

     In addition to product expansion, Voxware intends to expand its distribution channels to address geographic and industry segments where today the Company has a limited or no presence. The company currently maintains a network of partners and resellers in many countries including but not limited to France, Belgium, Netherlands, Australia, South Africa, and Malaysia. Some product development will also be necessary to support this initiative.

     Increased investment will enable the Company to accelerate its product and business development roadmap by hiring new employees in the near term. By eliminating the high cost of remaining a public company and operating as the expansion-stage company that we believe Voxware is, this strategy will be expedited.

     Competition

     We encounter competition from two primary sources. We experience direct competition from companies offering similar voice-based solutions. Additionally, our solution competes with technologies that may be considered an alternative to voice-based solutions.

     A Voxware-based voice solution integrates software, hardware and service components. There are several alternative providers against whom we compete to market some or all of those components. The major competitor offering a similar solution is Vocollect, Inc., which markets a proprietary, wearable voice-based computer and complementary software. Vocollect, Inc. also indirectly sells voice-based systems within the logistics and distribution market to resellers who also compete against us. In addition to Vocollect, Inc. and its resellers, there are other vendors who promote similar solutions, including Lucas Systems, Inc., TOPSystem Systemhaus GmbH, Aldata and Waveform.

     In addition, the success of voice technology in the warehouse has recently attracted numerous new entrants into our market. In general, these companies are established AIDC vendors who have a customer base within the warehousing/supply chain market, and who are extending their product offerings to include a basic voice solution. While these vendors have met with extremely limited success, due we believe to the inherent complexities of making voice technology work satisfactorily in a warehouse setting, their efforts to market competing solutions is expanding customers’ choices and increasing the competitive nature of our marketplace.

     In each application area, there exist alternatives to voice-based solutions. Barcode scanning devices, for example, represent a competitive alternative to voice-based products in certain warehouse picking applications. Thus, barcode product companies such as Motorola, Intermec Technologies Corporation (a subsidiary of UNOVA, Inc.), LXE, and Psion Teklogix can be considered competitors in the logistics and fulfillment marketplace. However, while these barcode product companies can sometimes be competitors to us, we also have begun establishing formal relationships with several of these companies to provide potential customers with complementary joint product offerings that integrate voice-based capabilities with alternative technologies. Likewise, in the package sorting and remittance processing segments, keyboards are the most prevalent alternative along with an increasing use of barcode scanning. Inspection, receiving and inventory applications use keyboards as well, but often pen and paper comprise the primary alternative method in those cases.

     Voice-based logistics applications offer real time updating of inventory systems, error checking capabilities to minimize picking mistakes and hands-free communications allowing for easier handling of bulky or frozen products. Barcode scanning applications offer similar file update and error checking features but lack the advantages of hands-free communication. Voice-based and barcode-based solutions both require substantially higher capital investments than paper-based and other low technology systems.

     Risk Factors

     We operate in a rapidly changing business environment that involves substantial risk and uncertainty. We caution all readers to pay particular attention to the descriptions of risks and uncertainties described in our other filings with the SEC, including, in particular, our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, filed with the SEC on September 28, 2010 and incorporated herein by reference.

     If any of the risks discussed in the Form 10-K actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our Common Stock could decline, and we may be forced to consider additional alternatives.

     Projected Financial Information

     We do not as a matter of course make public projections as to future performance or earnings and we are especially cautious making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, financial forecasts prepared by our senior management were made available to our board of directors, the special committee and CBIZ, the special committee’s financial advisor in connection with their respective considerations of the proposed offer. We therefore included a subset of these projections below to enable our stockholders to evaluate the tender offer on the basis of certain nonpublic information considered by the special committee. The inclusion of this information should not be regarded as an indication that the special committee, our board of directors, CBIZ, or any other recipient of this information considered, or now considers, it to be a precise prediction of future results.

     The financial forecasts below constitute forward-looking statements and involve numerous risks, assumptions and uncertainties. We advised the recipients of the projections that our internal financial forecasts, upon which the projections were based, are subjective in many respects. While presented with numerical specificity, the projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond our control. We can give no assurance regarding the attainability of the forecasts or the reliability of the underlying assumptions. Certain of the assumptions inevitably will not materialize and unanticipated events will occur for any number of reasons, including the following:
  Changes in general economic conditions and other factors that affect demand for our product offerings;

  Changes in our relationships with our vendors and customers;

  Competitive factors including development of new technologies and changes in government regulations; and

  The success of our operating and growth strategies.

     Therefore, the actual results of operations likely will vary from the forecasts, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The forecasts are included solely to give you information concerning our best estimates of future operating results based upon certain assumptions. We are making no representation that such results will be achieved. We can give you no assurance that our operating results will in any way approximate these projected results.

     The financial projections were prepared for internal use and to assist the special committee and the special committee’s financial advisor with their due diligence investigations of Voxware and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Our independent registered public accounting firm has not examined or compiled any of the accompanying projected financial information, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.

     On May 10, 2010, our management developed projections for fiscal years 2010 through 2014. During July 2010, these projections were updated to reflect actual results through June 30, 2010. You should review our annual reports on Form 10-K for the fiscal years ended June 30, 2009 and June 30, 2010, and our quarterly report on Form 10-Q for the quarter ended March 31, 2010. We caution you not to place undue reliance on the projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections.

     We have presented below two (2) four-year projections that we provided to the special committee’s financial advisor for its consideration in connection with rendering its fairness opinion to that special committee:
  a “base case” scenario, which represents the results that we believe are reasonably possible to achieve assuming we remain a public company; and

  a “capital raise” scenario, which represents the results that we believe are reasonably possible to achieve assuming we are a private company.
     Each of those three cases is based upon certain assumptions, as follows:
  Base Case Scenario:

    The annual costs of the Company’s reporting obligations with the Securities and Exchange Commission and NASDAQ or the Pink Sheets, including accounting, legal, Sarbanes Oxley compliance, continue to increase.

    The base case contained certain assumed expenses for fiscal 2011 through 2014 which were not updated to reflect actual results. If the base case scenario were updated to reflect actual results, the general administrative expenses would have been reduced for 2011-2014.

    Quarterly reporting and stock price sensitivities restrict management’s ability to invest in research and development, product line expansion, sales and marketing strategies and infrastructure.

  Capital Raise Scenario:

    As a private company, the Company saves in excess of $400,000 annually on reporting obligations with the Securities and Exchange Commission and NASDAQ or the Pink Sheets.

    Without the constraints of public reporting, the Company is able to timely invest in research and development, product line expansion, sales and marketing strategies and infrastructure.
Projected Statement of Operations
($ in thousands)

	Base Case					Capital Raise
	Fiscal Year Ended June 30,					Fiscal Year Ended June 30,
	Actual					Actual
	2010	2011	2012	2013	2014	2010	2011	2012	2013	2014
Revenue	$12,586	$14,945	$17,221	$19,771	$23,347	$12,586	$16,255	$22,485	$30,021	$39,358
Cost of Sales	$4,908	$5,384	$6,242	$6,828	$7,753	$4,908	$5,792	$8,006	$10,036	$13,009
Gross Margin	$7,678	$9,561	$10,979	$12,943	$15,594	$7,678	$10,463	$14,479	$19,985	$26,349
Operating Expenses:
Research and
development	$3,074	$3,404	$3,957	$4,323	$4,604	$3,074	$4,075	$4,617	$5,189	$5,585
Sales and
marketing	$4,175	$4,449	$5,007	$5,650	$6,460	$4,175	$5,846	$7,330	$9,291	$10,564
General and
administrative	$3,477	$4,009	$4,170	$4,397	$4,573	$3,477	$3,149	$3,425	$3,642	$3,888
Total
Operating
Expenses	$10,726	$11,862	$13,134	$14,370	$15,637	$10,726	$13,070	$15,372	$18,122	$20,037
Operating Profit
(Loss)	$(3,048)	$(2,301)	$(2,155)	$(1,427)	$(43)	$(3,048)	$(2,607)	$(893)	$1,863	$6,312

Assumptions:

Capital Raise Scenario:
  Assumes we go private and save annual public company related expenses.

  Assumes we invest more in marketing programs, and accelerate hiring of direct and indirect sales personnel.

  Assumes we accelerate hiring of development personnel to more quickly get products to market.

Status Quo Scenario:
  Assumes we remain public and these public company related costs continue to increase.

  Assumes we can't invest ahead of revenue due to quarterly reporting and share price sensitivity.

  Assumes we spend at the same rate for marketing programs as 2010 and invest slowly in hiring of direct and indirect personnel as product enhancements will come much more slowly.

  Assumes we hire development personnel slowly which would delay release of new products.
     The inclusion of specific portions of the financial projections in this offer to purchase should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, we do not intend to update, or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

     Under the base case, in fiscal years 2013 and 2014, the Company would generate revenues of $19.8 million and $23.3 million, and Operating Losses of $1.4 million and $0.4 million, respectively.

     Under the capital raise, in fiscal years 2013 and 2014, the Company would generate revenues of $30.0 million and $39.6 million, and Operating Profits of $1.9 million and $6.3 million, respectively. We believe that if we are able to achieve results that are substantially similar to those figures, then there would be an opportunity either to sell the Company at a significant price or to undertake a further initial public offering that would lead to liquidity for the Company’s stockholders following the expiration of any lock-up period. However, those opportunities must be evaluated in light of the risks identified in our prior public filings and in this document.

     Reverse Stock Split

     If the offer is not successful at reducing the number of beneficial holders of our common stock to a level that we believe ensures that we will not in the future exceed SEC thresholds that would require us again to register under the Exchange Act, we plan to seek stockholder approval to effect a 1-for-5,000 reverse stock split to further reduce the number of beneficial holders. If stockholders are cashed out as a result of a reverse stock split as a result of their ownership of a fraction of a share, then they will receive a price per share held prior to the reverse stock split equal to $1.00 per share, which is the same purchase price paid to those who chose to tender their shares in the tender offer.

     Therefore, if a stockholder elects not to participate in the tender offer, and wishes to remain a stockholder after the reverse stock split, then that stockholder should ensure that prior to the effective date of the reverse stock split the stockholder holds, in a single account, at least 5,000 shares of our common stock.

     Raising Additional Capital

     On September 17, 2010, we entered into a Securities Purchase Agreement with the Co-Investment Fund II, L.P., an affiliate of Cross Atlantic Technology Fund II, L.P. (the “Co-Investment Fund”), pursuant to which the Co-Investment Fund, (subject to certain closing conditions and to be held contemporaneously with the closing of this Offer and the closing of the proposed reverse split, if any), shall purchase up to 1,956,522 shares of our newly created Series A Non-Participating Convertible Preferred Stock at a purchase price of $1.15 per share and three (3) year warrants to purchase shares of common stock with an exercise price of $1.00 per share (the “Series A Transaction”). The minimum aggregate purchase in the Series A Transaction is $1,250,000, with a maximum up to $2,250,000 in the aggregate. Proceeds from the Series A Transaction will be used for this Offer, the potential reverse split, if necessary, and matters related thereto.

     Amendment of Certificate of Incorporation and Bylaws

     In connection with the Series A Transaction, we will amend our Amended and Restated Certificate of Incorporation, as amended, to designate 2,000,000 shares of our preferred stock as Series A Non-Participating Convertible Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”). The Series A Preferred Stock will have an initial issue price of $1.15 per share and shall receive dividends when and as declared by the board of directors at the same rate and on the same basis as are paid to the holders of our common stock. In the event of a liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the Series A Preferred Stock shall be entitled to receive, before any payment shall be made in respect of the outstanding common stock, an amount equal to the greater of (i) $1.15 per share of Series A Preferred Stock, as adjusted for any stock splits, reverse stock splits, stock dividends, and similar recapitalization events, plus all declared and unpaid dividends thereon to the date fixed for such distribution; and (ii) such amounts per share as would have been payable had the Series A Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution or winding up of the Corporation.

     The Company has not yet formulated exactly what, if any, other changes may be sought in the provisions of the certificate of incorporation or bylaws.

     No Change in Board of Directors

     After the completion of the tender offer, the reverse stock split, if any, and the Series A Transaction, and after the Company deregisters and delists its common stock, we believe that the structure and membership of our board of directors will remain the same.

     Other Transactions

     Except as described in this document and other than possible reverse stock split, the Series A Transaction and the amendment of the Company’s certificate of incorporation, we currently have no plans, proposals or negotiations that relate to or would result in:
  an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  a purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets that would be material to us and our subsidiaries taken as a whole;

  a material change in our present dividend rate or policy, or in our indebtedness or capitalization;

  a change in our present board of directors or management;

  a material change in our corporate structure or business;

  an acquisition or disposition by any person of our securities; or

  a change in our articles of incorporation, bylaws or other governing documents, or an action that could impede the acquisition of control of us.
     At the completion of this offer (and the completion of the reverse stock split if applicable), we plan to terminate our registration under the Exchange Act and to take steps to discontinue any further public trading of our shares through the Pink Sheets or otherwise. Upon termination of our Exchange Act registration, we will no longer be required to file periodic reports with the SEC. See “Special Factors — 6. Effects of the Offer,” below and “ The Offer — 9. Effects of the Offer on the Market for Our Shares; Registration Under the Exchange Act.”

     Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for increasing stockholder value we may undertake or plan actions that relate to or could result in one or more of these events.

6. Effects of the Offer.

     The offer primarily will have the effects described below.

     Reduction in Number of Stockholders

     Our common stock is registered under the Exchange Act. Such registration may be terminated upon our application to the SEC if there are fewer than 300 holders of record of our common stock. Although we currently have approximately 148 record holders, such record holders hold such shares for the benefit of approximately 2,925 beneficial holders. If, after termination of registration, on the first date of any of the Company’s subsequent fiscal years, (a) the number of record stockholders of the Company exceeds 500, or (b) the number of record stockholders of the Company exceeds 300 and the Company has total assets of more than $10 million, then the Company’s reporting obligations under the Exchange Act will be reinstated. In such case, the Company must file an annual report on Form 10-K for its preceding fiscal year within 120 days of the end of such fiscal year. Therefore, our goal is to reduce the number of beneficial holders to a level that we believe ensures that we will not in the future exceed the 300 record holder threshold that would require us again to register under the Exchange Act.

     Termination of Exchange Act Registration and Reporting

     Upon deregistration, we will cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements. Our stockholders after the offer and subsequent deregistration will, therefore, have access to much less information about us and our business, operations and financial performance. We will also no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002 and the liability provisions of the Exchange Act, including the requirement that our officers certify the accuracy of our financial statements, and our officers and directors will no longer be subject to the reporting requirements of Section 16 of the Exchange Act, or be subject to the prohibitions against short-swing profits.

     We know that there are advantages to being an SEC reporting company, including potential investment liquidity and the possibility for use of Company securities to raise capital or make acquisitions, and these advantages may be important to some companies. However, we have not taken advantage of these benefits and will not be in a position to do so in the foreseeable future. In our experience, companies of our size do not typically receive the necessary attention from stock analysts and the investment community to create substantial liquidity.

     If the common stock is deregistered, there is no current plan to supply stockholders with regular financial statements.

     Delisting and Effect on Market for Shares

     We intend to take steps to discontinue any further public trading of our shares through the Pink Sheets or otherwise immediately after the offer (or the reverse stock split, if necessary). Once this trading ceases, our shares of common stock will no longer be quoted for public trading and trades in such shares would only be possible through privately negotiated transactions.

     Our stock has historically traded on the NASDAQ Capital Market. On September 2, 2010, we received a determination from the Listing Qualifications Department of NASDAQ that our request for continued listing on the NASDAQ Capital Market was denied. We had previously been advised that the Company did not meet or satisfy the minimum $2,500,000 stockholders’ equity requirement for continued listing set forth in NASDAQ Marketplace Rule 5550(b) or the minimum bid price of $1.00 per share set forth in NASDAQ Marketplace Rule 5550(a)(2). As a result, our common stock was suspended from trading at the opening of business on September 13, 2010, and a Form 25-NSE will be filed with the Securities and Exchange Commission which removed the Company’s securities from listing and registration on the NASDAQ Capital Market. We currently expect that during the tender offer and any reverse split that our common stock will be quoted on the Pink Sheets.

     Effect on Company

     The board of directors believes that the deregistration of our shares and the discontinuation of public trading of our stock could result in a significant cost savings to Voxware and allow management to spend more time focused on its regular business activities. Voxware incurs direct and indirect costs and burdens associated with the filing and reporting requirements imposed on SEC reporting companies by the Exchange Act and complying with the Sarbanes-Oxley Act. Examples of anticipated direct cost savings from terminating registration of our securities include substantially less complicated disclosure, reduced professional and advisory fees, reduced accounting fees, reduced insurance costs, reduced printing and mailing costs for corporate communications, reduced investor relations and media costs and reduced miscellaneous, clerical and other expenses (e.g., the word processing, specialized software and electronic filings associated with SEC filings).

     The termination of the registration of the shares under the Exchange Act would substantially reduce the information that we are required to furnish to our stockholders and to the SEC, and would render inapplicable certain provisions of the Exchange Act, including requirements that we file periodic reports (including financial statements), the proxy rules, the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, requirements that our officers, directors and ten-percent stockholders file certain reports concerning ownership of our equity securities, and provisions that any profit by such officers, directors and stockholders realized through purchases and sales of our equity securities within any six-month period may be recaptured by the Company. Furthermore, the ability of “affiliates” of the Company and other persons to dispose of their shares of common stock that are “restricted securities” pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

     Our costs associated with the routine SEC filing and reporting requirements are estimated to have been approximately $505,000, or 15.0% of our administrative expense for the 2010 reporting year (the “2010 reporting cycle”).

     These expenses consisted of the following:

Accounting and Legal Fees	$356,000
Directors and Officers Liability Insurance	$54,000
Corporate Communications	$20,000
SEC/NASDAQ	$75,000
Total	$505,000

     We believe that the costs incurred over the 2010 reporting cycle, less approximately $100,000 for recurring annual audit expense and director and officer insurance costs for a private company, are a conservative estimate for the recurring annual cost savings that should result from the going-private transaction and subsequent termination of our SEC registration.

     In addition, as a private company, our management would have increased flexibility and time to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce short term quarterly earnings per share growth.

     Effect on Stockholders

     The offer set forth herein represents a mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of cash if they so elect. This provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) an opportunity to obtain liquidity with respect to their shares without potential disruption to the share price and the usual transaction costs associated with market sales.

     As described above, this offer will reduce the number of issued and outstanding shares of common stock of Voxware. Accordingly, upon the completion of the offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in Voxware, and thus, in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future.

     The ownership interests of the existing common stockholders and Company management before the offer, after the offer, and the anticipated reverse stock split (assuming 27.0% of our stockholders accept the offer), and giving effect to the Series A Transaction, will be as follows:

	Percentage of Company Beneficially Owned
		After Tender Offer, and
		Reverse Stock Split, if
		necessary, and Series A
Class of Stockholder	Before Offer	Transaction
Existing Stockholders	21.1%	0%
Management	9.11%	9.89%
Scorpion Nominees Limited	6.40%	6.61%
Edison Venture Fund V, L.P.	42.71%	44.00%
Cross Atlantic Technology	28.57%	55.44%
Fund Entities

     Of course, we may issue additional shares of common stock and other securities at any time, and these issuances will reduce your percentage ownership interest. As discussed below, we also may purchase more of our stock, which would have the effect of increasing your percentage ownership interest.

     Continuing stockholders will continue to receive the benefits that result from ownership of all, or a significant amount, of the equity interest in us. Such benefits include management and investment direction with regard to the future conduct of our business and the benefits of the profits generated by operations and increases, if any, in our value. The continuing stockholders will also bear the risk of any decrease in the value of Voxware following the offer.

     If the offer is not successful at reducing the number of beneficial holders of our common stock to a level that we believe ensures that we will not in the future exceed SEC thresholds that would require us again to register under the Exchange Act, we plan to seek stockholder approval to effect a 1-for-5,000 reverse stock split to further reduce the number of beneficial holders. If stockholders are cashed out as a result of a reverse stock split as a result of their ownership of a fraction of a share, then they will receive a price per share held prior to the reverse stock split equal to $1.00 per share, which is the same purchase price paid to those who chose to tender their shares in the tender offer.

     We believe that the purchase of shares is an attractive use of a portion of our available capital on behalf of our stockholders and is consistent with our long-term goal of increasing stockholder value. We believe we have adequate sources of capital to both complete the offer and continue with our regular pursuit of business opportunities. The purpose of the offer is to ultimately provide stockholders with an opportunity to liquidate their shares prior to delisting and deregistration for a price that the special committee, after considering the opinion of the special committee’s financial advisor, CBIZ, that, as of the date of the opinion, the consideration to be received by the Company’s stockholders in the tender offer is fair, from a financial point of view, to such holders (other than affiliates of the Company).

     Shares that we acquire in the offer will be restored to the status of authorized and unissued shares. These shares will be available for us to issue without further stockholder action (except as required by applicable law or regulation) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for the reissuance of the shares purchased pursuant to the offer.

7.	Interests of Directors and Executive Officers; Potential Conflicts of Interest; Transactions and Arrangements Concerning Shares.

     Interests of Board and Executive Officers

     Information about our directors and executive officers, including information relating to stock ownership, agreements concerning our securities (including option and restricted stock grants) and the business address of such directors and officers is set forth in Schedule I to this document. As of August 31, 2010, our directors and executive officers as a group beneficially owned (including pursuant to exercisable options and warrants) an aggregate of 7,204,369 shares (approximately 72.53% of the outstanding shares including shares issuable upon the exercise of options and warrants held by directors and executive officers). Such ownership includes 1,813,841 shares subject to exercisable stock options and warrants which are held by executive officers and directors.

     Our executive officers, certain of our directors and our largest stockholders, including Edison Venture Fund, Cross Atlantic Technology Fund and Scorpion Nominees have executed a Standstill and Voting Agreement indicating that they will not participate in the offer. As discussed in “Special Factors — Background of the Offer,” management discussed the proposal of the issuer tender offer with the special committee. The issuer tender offer was proposed as a means of permitting the Company to go private, not for the benefit of individual directors or members of management. To this end, the special committee considered several factors, including the written opinion of CBIZ regarding the fairness, from a financial point of view, the consideration to be received by the Company’s stockholders in the tender offer (other than affiliates of the Company). The special committee deliberated the merits of the proposed transaction.

     Potential Conflicts of Interest

     Our directors and executive officers may have interests in the tender offer that are different from your interests as a stockholder.

     Upon the effectiveness of the tender offer, and the reverse stock split, if any, while the aggregate number of shares of our common stock owned by our executive officers and directors will not change, their ownership percentage of outstanding shares will significantly increase. We believe approximately 2,217,000 shares, or 27.0% of the total outstanding shares, will be cashed out in the tender offer and the reverse stock split, if any. Therefore, the percentage of shares beneficially owned by executive officers and directors immediately after the offer, including shares exercisable upon exercise of options and warrants, would be increased from approximately 72.53% to approximately 94.91%.

     As of August 31, 2010, (a) Joseph A. Allegra, chairman of the board of directors and a general partner of Edison Venture Fund, beneficially owns 3,810,460 shares of common stock, including (i) 2,999,156 shares of common stock and 801,388 shares of common stock issuable upon the exercise of warrants owned by Edison Venture Fund V, L.P.; and (ii) 9.916 shares of common stock issuable upon the exercise of stock options issued to Mr. Allegra; (b) Donald R. Caldwell, a member of the board of directors and chairman and chief executive officer of Cross Atlantic Capital Partners Inc., beneficially owns 2,429,144 shares of common stock, including (i) 904,480 shares of common stock and 257,605 shares of common stock issuable upon the exercise of warrants owned by Cross Atlantic Technology Fund II, L.P., and 1,142,857 shares of Common Stock and 114,286 shares of common stock issuable upon exercise of common stock warrants held by Co-Investment Fund II, L.P. ; and (ii) 9,916 shares of common stock issuable upon the exercise of stock options issued to Mr. Caldwell; and (c) James L Alexandre beneficially owns 104,166 shares of common stock and 7,354 shares of common stock issuable upon the exercise of stock options. Our other directors, Messrs. Cohen, Olanoff and Simbari, do not directly own any shares of the Company’s common stock, but do beneficially own 5,423, 7,019 and 4,607 shares of common stock respectively. Our executive officers, Scott J. Yetter, President and Chief Executive Officer; William G. Levering, III, Vice President and Chief Financial Office; Charles K. Rafferty, Vice President and General Manager, North American Operations, Stephen J. Gerrard, Vice President, Marketing and Strategic Planning; and Krishna Venkatasamy, Vice President, Product Strategy and Management, each beneficially own 371,169, 72,847, 129,576, 121,404 and 103,455 shares of common stock respectively.

     On June 29, 2009, Voxware entered into a Securities Purchase Agreement with the Co-Investment Fund II, L.P. (a Cross Atlantic Technology Fund entity) and Edison Venture Fund V, L.P., pursuant to which the Company issued and sold an aggregate of 1,428,571 shares of common stock at a purchase price of $1.75 per share, and warrants to purchase up to 142,857 shares of common stock at an exercise price of $2.50 per share. Under the terms of the agreement, Edison Venture Fund V, L.P. purchased 285,714 shares of common stock and warrants to purchase 28,571 shares of common stock and the Co-Investment Fund II, L.P. purchased 1,142,857 shares of common stock and warrants to purchase 114,286 shares of common stock. The Company received gross proceeds equal to $2,500,000 from the private placement.

     The following table represents the increase in their percentage of outstanding shares that will result from the tender offer, assuming approximately 27.0% of the total outstanding shares are tendered and cashed-out in the offer, and giving effect to the Series A Transaction:

     The primary benefit to management following the completion of the offer and the deregistration of our common stock is the elimination of the substantial time and costs attendant to maintaining our status as an Exchange Act reporting company. This, in turn, will benefit the continuing stockholders by providing management with increased time and resources to further increase the value of the company.

	Before	After
Edison Venture Fund V, L.P.	42.71%	44.00%
Cross Atlantic Technology Fund Entities	28.57%	55.44%
Scorpion Nominees Limited	6.40%	6.61%
Scott J. Yetter	4.43%	4.58%
William G. Levering	0.89%	0.92%
Charles K. Rafferty	1.58%	1.63%
Stephen J. Gerrard	1.49%	1.54%
Krishna Venkatasamy	1.27%	1.31%

     Transactions and Arrangements Concerning Shares

     On September 17, 2010, we entered into a Securities Purchase Agreement with the Co-Investment Fund pursuant to which the Co-Investment Fund, (to be held contemporaneously with the closing of this Offer and the closing of the proposed reverse split, if any), shall purchase up to 1,956,522 shares of our newly created Series A Non-Participating Convertible Preferred Stock at a purchase price of $1.15 per share and three (3) year warrants to purchase shares of common stock with an exercise price of $1.00 per share. The minimum aggregate purchase in the Series A Transaction is $1,250,000, with a maximum up to $2,250,000 in the aggregate. Proceeds from the Series A Transaction will be used for this Offer, the potential reverse split, if necessary, and matters related thereto.

     On January 20, 2010, we commenced a formal tender offer which allowed our employees to exchange certain outstanding options to purchase shares of our common stock for new nonqualified options to purchase fewer shares of common stock with an exercise price per share equal to the closing price per share of our common stock on the new grant date. An option was eligible for exchange in the tender offer if it (i) was granted under the our 2003 Stock Incentive Plan, as amended and restated, (ii) had an exercise price per share equal to or greater than $2.25, (iii) was held by an active employee, including our executive officers and non-employee members of the board of directors, but excluding those who had resigned or given or received a written notice of their termination at any time before the expiration of the tender offer and (iv) was outstanding on the expiration date of the tender offer. Each option that was eligible for exchange in the tender offer that was properly tendered was canceled and a replacement option to purchase that number of shares of our common stock determined by dividing the number of shares of common stock underlying the canceled eligible option by 1.15 and rounding down to the next whole share was issued. The replacement options vest in accordance with the vesting schedule in place for the eligible option it replaced at the time of exchange. All eligible options that were tendered for exchange were canceled on February 25, 2010, and the replacement options were granted on February 26, 2010. Any eligible option not tendered for exchange in the tender offer remains outstanding in accordance with its terms. On February 26, 2010, pursuant to the offer, we cancelled options to purchase 806,596 shares of common stock and granted the replacement options to purchase 701,334 shares of common stock. Each option has a new seven-year term and has an exercise price of $1.50 per share. There was no additional compensation expense that had to be recognized in the financial statements on account of this transaction.

     Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we, nor any of our associates or subsidiaries, nor any of our directors or executive officers, have effected any transactions in our shares during the sixty (60) days before August 31, 2010.

     Except as otherwise described in this document and except for outstanding options to purchase shares granted from time to time over recent years to certain employees (including executive officers) and directors pursuant to our equity compensation plan, neither we nor, to our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

8. Material U.S. Federal Income Tax Consequences.

     The following summary describes the material United States federal income tax consequences to “U.S. Holders” (as defined below) relating to the offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations under the Code, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only stockholders who hold shares as capital assets within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States, persons who hold shares as a position in a “straddle” or as a part of a “hedging,” “conversion” or “constructive sale” transaction for United States federal income tax purposes, or persons who received their shares through the exercise of employee stock options or otherwise as compensation. This summary also does not address the state, local or foreign tax consequences of participating in the offer.

     If a partnership (or other entity treated as a partnership for United States federal income tax purposes) tenders shares to us, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership tendering shares, then you should consult your own tax advisor.

     For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares that is:
  a citizen or resident of the United States;

  a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

  an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

  a trust (A) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions or (B) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.
     HOLDERS OF SHARES WHO ARE NOT U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE FOREIGN TAX CONSEQUENCES OF THE OFFER.

     STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER.

     Tax consequences to stockholders who do not tender shares

     The offer will not be a taxable event for United States federal income tax purposes for a U.S. Holder who does not participate in the offer and whose shares are not purchased in any reverse-split that we may accomplish after the closing of the tender offer.

     Tax consequences to stockholders who tender shares

     The sale of a U.S. Holder’s shares to us in the offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder who participates in the offer and tenders shares for cash will, depending on such U.S. Holder’s particular circumstances, be treated either as having sold the U.S. Holder’s shares in a “sale or exchange” or as having received a distribution from us in respect of the U.S. Holder’s shares of our stock.

     Sale or Exchange Treatment. A U.S. Holder whose shares are purchased by us under the offer will be treated as having sold such holder’s shares in a “sale or exchange”, and will recognize capital gain or loss if the sale satisfies one of the following tests, referred to as “Section 302 tests”, each of which is explained in more detail below:
  the sale results in a “complete termination” of the interest in Voxware held by a U.S. Holder (so long as that holder is not “related” as defined under the Code, to any ongoing stockholder); or

  the sale results in a “substantially disproportionate” redemption with respect to the U.S. Holder; or

  the sale is “not essentially equivalent to a dividend” with respect to the U.S. Holder.
     A sale of shares by a U.S. Holder under the offer will result in a “complete termination” of the U.S. Holder’s equity interest in Voxware if either (1) the U.S. Holder owns none of our shares, actually and constructively (as described below), immediately after the U.S. Holder’s shares are sold pursuant to the offer or (2) the U.S. Holder actually owns none of our shares immediately after the sale of shares pursuant to the offer and, with respect to shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution should consult their own tax advisors.

     A sale of shares by a U.S. Holder pursuant to the offer will result in a “substantially disproportionate” redemption with respect to the U.S. Holder if, among other things, the percentage of our outstanding shares actually and constructively owned by such U.S. Holder immediately after the sale (calculated based on shares outstanding after shares are purchased pursuant to the offer) is less than 80% of the percentage of the shares actually and constructively owned by such U.S. Holder immediately before the exchange (calculated based on shares outstanding shares prior to shares being purchased pursuant to the offer). If a sale of shares pursuant to the offer fails to satisfy the “substantially disproportionate” test, the U.S. Holder may nonetheless satisfy the “not essentially equivalent to a dividend” test below.

     A sale of shares by a U.S. Holder pursuant to the offer will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether a stockholder meets this test will depend on the stockholder’s particular facts and circumstances, as well as the amount of shares tendered by other stockholders. The IRS has indicated in published guidance that even a small reduction in the percentage interest of a stockholder whose relative equity interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. Holders should consult their own tax advisors regarding the application of this test to their particular circumstances.

     In applying each of the Section 302 tests described above, a U.S. Holder must take into account not only shares that such U.S. Holder actually owns, but also shares that such U.S. Holder is treated as owning under constructive ownership rules. Generally, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals and entities as well as shares that a U.S. Holder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security.

     Contemporaneous dispositions or acquisitions of shares by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether any of the Section 302 tests described above are satisfied. A U.S. Holder should consult their own tax advisor regarding the treatment of other dispositions or acquisitions of shares that may be integrated with such U.S. Holder’s sale of shares to us pursuant to this offer.

     If a U.S. Holder satisfies any of the Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the shares sold under the offer. Generally, a U.S. Holder’s tax basis for the shares will be equal to the cost of the shares to the U.S. Holder, less any prior distributions treated as a return of capital. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period of the shares that are sold to us exceeds one year as of the date of the sale to us pursuant to the offer. In the case of a non-corporate U.S. Holder, the current maximum rate of United States federal income tax applicable to long-term capital gain on shares held for more than one year is generally 15%. Specified limitations apply to the deductibility of capital losses by U.S. Holders. Gain or loss must be determined separately for each block of shares (i.e., shares acquired by the U.S. Holder at the same cost in a single transaction) that we purchase from a U.S. Holder pursuant to the offer. U.S. Holders should be aware that proration may affect whether the sale of shares pursuant to the offer will meet any of the Section 302 tests. A U.S. Holder tendering its shares may be able to designate, generally through its broker, which blocks of shares the U.S. Holder wants to tender under the offer if less than all of the U.S. Holder’s shares are tendered under the offer, and the order in which different blocks will be purchased by us in the event of proration under the offer. U.S. Holders should consult their own tax advisors concerning the mechanics and desirability of that designation.

     Distribution Treatment. If a U.S. Holder’s sale of shares to us under the offer does not qualify for “sale or exchange” treatment under the Section 302 tests described above, then:
  The distribution would be treated first as a dividend, to the extent of our current and accumulated earnings and profits. We cannot determine prior to consummation of the offer the extent to which we will have current earnings and profits to cause a “distribution” to be treated as a dividend, because such determination is made as of the close of our tax year.

  The amount of any distribution in excess of our current and accumulated earnings and profits would be treated as a return of capital to the extent of the U.S. Holder’s tax basis in the shares with respect to which the distribution is deemed received.

  Any remaining balance of a distribution would be treated as capital gain. Such gain will be long-term capital gain if the U.S. Holder has held the shares with respect to which the distribution is deemed received for more than one year as of the date of the sale under the offer.

     Any dividend will be taxed in its entirety, without reduction for the U.S. Holder’s tax basis of the shares tendered in the offer. Provided certain holding period and other requirements are satisfied, non-corporate U.S. Holders generally will be subject to United States federal income tax at a current maximum rate of 15% on amounts treated as a dividend. In the case of a corporate U.S. Holder, to the extent that any amounts received under the offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate U.S. Holder pursuant to the offer that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code. Corporate U.S. Holders should consult their own tax advisors as to the application of Section 1059 of the Code to the offer, and to the tax consequences of dividend treatment in their particular circumstances.

     To the extent that a purchase of a U.S. Holder’s shares pursuant to the offer is treated as the receipt by the U.S. Holder of a dividend, the U.S. Holder’s tax basis in the tendered shares will be added to any shares retained by the U.S. Holder; provided that if a tendering U.S. Holder does not actually retain any shares, the basis of any tendered shares may, depending on circumstances, be added to shares retained by a person related to such U.S. Holder, or the basis may be lost.

     Backup Withholding Tax. See “The Offer — 2. Procedures for Tendering Shares,” with respect to the application of United States federal backup withholding tax.

     Tax Consequences to Company

     NOL Limitations May Be Triggered. Pursuant to Section 382 of the Code, an “ownership change” with respect to a company can significantly limit the amount of pre-ownership change net operating losses that such company may use during its post-ownership change periods. For purposes of determining whether an ownership change has occurred, the stock ownership percentage of each “5-percent shareholder” (generally aggregating non-5-percent shareholders into “public groups” with each “public group” treated as a single 5-percent shareholder), calculated as of the end of the day on a testing date, is compared to the lowest percentage of stock owned by such 5-percent shareholder at any time during the testing period, which is the shorter period of (a) the 3 year period ending on the testing date or (b) the period since the last ownership change. The amount of any increase in the percentage of our stock owned by each 5-percent shareholder whose stock ownership percentage has increased is added together with increases in stock ownership of other 5-percent shareholders, and a Section 382 ownership change occurs if the aggregate increase in ownership by all such 5-percent shareholders exceeds 50% on a testing date. Because we do not know how many shares will be tendered in the tender offer, we are uncertain at this time whether the offer and the potential reverse stock split contemplated herein will result in such an ownership change or may contribute to an ownership change. If an ownership change occurs, our ability to utilize net operating losses to offset future taxable income may be limited, potentially reducing the amount of cash available to us to satisfy our obligations.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

THE OFFER

1. Price.

     GENERAL. On the terms and subject to the conditions of the offer, we will purchase at a price of $1.00 per share, net to the seller in cash, without interest, any shares properly tendered and not properly withdrawn in accordance with the procedures set forth under “The Offer — 3. Withdrawal Rights.”

     The term “expiration date” with respect to the offer means 5:00 p.m., New York City Time, on November 4, 2010, unless we, in our sole discretion, extend the period of time during which the offer will remain open. If extended by us, the term “expiration date” will mean the latest time and date at which the offer, as extended, will expire. See “The Offer — 11. Extension of the Offer; Termination; Amendment,” for a description of our right to extend, delay, terminate or amend the offer.

     As described in the letter of transmittal, stockholders desiring to tender shares must specify the number of shares they wish to sell.

     All shares tendered and not purchased will be returned to you at our expense as soon as practicable following the expiration date.

     You may withdraw your shares from the offer by following the procedures described under “The Offer — 3. Withdrawal Rights.”

     If we decrease the number of shares being sought in the offer, then the offer must remain open, or will be extended, until at least ten (10) business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under “The Offer — 11. Extension of the Offer; Termination; Amendment.” For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time.

     THE OFFER IS CONDITIONED ON A MINIMUM OF 500,000 SHARES BEING TENDERED AND CERTAIN OTHER CONDITIONS. SEE “THE OFFER —6. CONDITIONS OF THE OFFER.”

2. Procedures for Tendering Shares.

     PROPER TENDER OF SHARES. For your shares to be properly tendered, either (1) or (2) below must occur:

     (1)      The depositary must receive all of the following before or on the expiration date at the depositary’s address on the back page of this document:

          (A) the certificates for the shares;

          (B) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees; and

          (C) any other documents required by the letter of transmittal.

     (2)      You must comply with the guaranteed delivery procedure set forth below.

     If you tender your shares directly to the depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares through the broker or bank.

     ENDORSEMENTS AND SIGNATURE GUARANTEES. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

(1)	the letter of transmittal is signed by the registered holder of the shares tendered exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” on the letter of transmittal; or

(2)	shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an eligible guarantor institution.

     On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or you are completing either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” on the letter of transmittal, then

(A)	your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates; and

(B)	the signature on (1) the letter of transmittal, and (2) on your stock certificates or stock power must be guaranteed by an eligible guarantor institution.

     METHOD OF DELIVERY. Payment for shares tendered and accepted for payment under the offer will be made only after timely receipt by the depositary of all of the following:

(1)	certificates for such shares;

(2)	any of a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof; and

(3)	any other documents required by the letter of transmittal.

     THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURED, IS RECOMMENDED.

     ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT TO VOXWARE OR THE INFORMATION AGENT. ANY DOCUMENTS DELIVERED TO VOXWARE OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     GUARANTEED DELIVERY. If you want to tender your shares, but your stock certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:
  the tender is made by or through an eligible guarantor institution;

  the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form provided with this document, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

  all of the following are received by the depositary within three (3) NASDAQ trading days after the date of receipt by the depositary of the notice of guaranteed delivery:
(a)	the certificates for the shares;

(b)	a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees; and

(c)	any other documents required by the letter of transmittal.

     EMPLOYEE BENEFIT PLANS. We sponsor stock-based employee benefit plans under which we grant options to acquire shares of common stock. We are not offering, as part of the offer, to purchase any of the options outstanding or held under the stock plans and tenders of such options will not be accepted. In no event are any options held under the stock plans to be delivered to the depositary in connection with a tender of shares hereunder. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason.

     DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole and absolute discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder and our interpretation of the terms of the offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, we determine. Neither we, nor any of the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

     Although we reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, we do not have the right to waive any conditions of the offer to any particular stockholder, unless waived with respect to all stockholders.

     OUR ACCEPTANCE. We will accept shares tendered by instructing the depositary to pay for such shares. When that occurs, we will also instruct the depositary to notify the transfer agent to cancel all tendered shares, and your certificates will no longer represent shares of common stock but instead a right to receive the tender offer price, and you will no longer be a stockholder of the Company for any purpose, including with regard to voting, distribution, information, or other rights.

     YOUR REPRESENTATION AND WARRANTY; OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:
  you have a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act; and

  the tender of shares complies with Rule 14e-4.
     It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period, the person so tendering:
  has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities; and

  will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.
     Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     Our acceptance for payment of shares tendered under the offer will constitute a binding agreement between you and Voxware upon the terms and conditions of the offer described in this and related documents.

     RETURN OF UNPURCHASED SHARES. If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned as soon as practicable after the expiration or termination of the offer or the proper withdrawal of the shares, as applicable. Shares will be returned without expense to the stockholder.

     FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee in the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding.

     Certain stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalty of perjury, attesting to that stockholder’s exempt status. The applicable form can be obtained from the depositary. See Instruction 13 of the letter of transmittal.

     TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 28% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED UNDER THE OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER’S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

     For a discussion of United States federal income tax consequences to tendering stockholders, see “Special Factors — 8. Material U.S. Federal Income Tax Consequences.”

     LOST OR DESTROYED CERTIFICATES. If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact the Registrar and Transfer Company, the transfer agent for our shares, at (800) 368-5948 for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact the Registrar and Transfer Company immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

3. Withdrawal Rights.

     Shares tendered may be withdrawn at any time before the expiration of the offer and, unless accepted for payment by us after the expiration of the offer, may also be withdrawn at any time after 12:00 midnight, New York City Time, on December 10, 2010. Except as otherwise provided in this Section 3, tenders of shares are irrevocable.

     For a withdrawal to be effective, a written notice of withdrawal must be timely received by the depositary at the address or facsimile number appearing on the back page of this document. Any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

     All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, and our determination will be final and binding. Neither we, nor any of the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described under “The Offer — 2. Procedures for Tendering Shares.”

     If we extend the offer, if we are delayed in our purchase of shares or are unable to purchase shares under the offer for any reason, then, without prejudice to our rights under the offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 3.

     Our reservation of the right to retain tendered shares we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the offer.

4. Purchase of Shares and Payment of Purchase Price.

     Upon the terms and conditions of the offer, as soon as practicable following the expiration date, we will accept for payment and pay for, and thereby purchase, shares properly tendered and not properly withdrawn.

     For purposes of the offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered and not properly withdrawn, only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment.

     Upon the terms and conditions of the offer, as soon as practicable after the expiration date, we will accept for payment and pay the purchase price for the shares “The Offer — 1. Price,” and “The Offer — 11. Extension of the Offer; Termination; Amendment,” if properly tendered and not properly withdrawn.

     We will pay for shares purchased under the offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

     We will not pay interest on the purchase price regardless of any delay in making such payment. In addition, if certain events occur, we may not be obligated to purchase shares in the offer. See the conditions to the offer under “The Offer — 5. Conditions of the Offer.”

     We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under the offer. If, however, (a) payment of the purchase price is to be made to any person other than the registered holder, (b) shares not tendered or rejected for purchase are to be registered in the name of any person other than the registered holder, or (c) certificates representing tendered shares are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the letter of transmittal.

     ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, FULLY SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME BACKUP WITHHOLDING TAX OF 28% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER THE OFFER. SEE “THE OFFER — 2. PROCEDURES FOR TENDERING SHARES.” SEE ALSO “SPECIAL FACTORS — 8. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES,” REGARDING ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

5. Conditions of the Offer.

     Notwithstanding any other provision of the offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the rules promulgated by the SEC under the Exchange Act, if, at any time on or after commencement of the offer and before the expiration of the offer, any of the following events have occurred:
  there has been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the shares under the offer or otherwise relates in any manner to the offer, including the other conditions to the offer;

  there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly: make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the offer; delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares; or

  there has occurred any of the following:

    any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

    the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories or, in the case of an existing armed hostility or other international or national calamity at the time of the offer, a material escalation thereof;

    any significant decrease in the market price of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, operations or prospects or the trading of our common stock; or

    any significant or material change or changes in the business, financial condition, assets, income, operations, prospects or stock ownership of us or our subsidiaries that is or may be material and adverse to us or our subsidiaries.

     The conditions to the offer are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition and, where permissible, may be waived by us, in whole or in part at any time up until the expiration of the offer in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed an ongoing right which may be asserted at any time up until the expiration of the offer. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

     Upon the occurrence of one or more of the aforementioned conditions not otherwise waived by us, we will notify stockholders as promptly as possible of the condition and whether the Company will terminate or amend the offer, subject to the rules promulgated by the SEC under the Exchange Act.

6. Price Range of Shares.

     SHARE PRICES. Our common stock has historically traded on the NASDAQ Capital Market under the trading symbol “VOXW” and is currently trading on the Pink Sheets under the ticker symbol “VOXW.PK.” On September 2, 2010, we received a determination from the Listing Qualifications Department of NASDAQ that our request for continued listing on the NASDAQ Capital Market was denied. As a result, our common stock was suspended from trading at the opening of business on September 13, 2010, and a Form 25-NSE was filed with the Securities and Exchange Commission which removed our securities from listing and registration on the NASDAQ Capital Market. Upon delisting from NASDAQ, and during the tender offer, and any reverse split, the Company’s common stock will be quoted on the Pink Sheets. The following table sets forth, for the fiscal quarters indicated, the high and low sale prices for our common stock.

	High	Low
Fiscal Year: 2008
1st Quarter	$7.45	$3.78
2nd Quarter	$6.10	$3.31
3rd Quarter	$6.00	$4.10
4th Quarter	$4.97	$3.52
Fiscal Year: 2009
1st Quarter	$4.57	$1.90
2nd Quarter	$4.25	$0.75
3rd Quarter	$5.52	$0.10
4th Quarter	$2.89	$0.75
Fiscal Year: 2010
1st Quarter	$2.99	$1.51
2nd Quarter	$2.08	$1.19
3rd Quarter	$1.91	$1.47
4th Quarter	$1.61	$0.90

     On September 8, 2010 the last full trading day prior to the public announcement of our intent to pursue the going private transaction, including this offer, the closing sale price of our common stock was $0.75, as quoted on the NASDAQ Capital Market. WE URGE YOU TO OBTAIN MORE CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK.

7. Source and Amount of Funds.

     Assuming that 2,217,000 shares are tendered in the offer at a price of $1.00 per share, the aggregate purchase price paid by us will be $2,217,000. We expect that our fees and expenses for the offer will be approximately $245,000.

     We anticipate that we will have all of the funds necessary to purchase shares tendered in the offer, as well as to pay related fees and expenses, from proceeds from a private equity offering. On September 17, 2010, we entered into a Securities Purchase Agreement with the Co-Investment Fund pursuant to which the Co-Investment Fund, in two (2) closings (subject to certain closing conditions and to be held contemporaneously with the closing of this Offer and the closing of the proposed reverse split, if any), shall purchase up to 1,956,522 shares of our newly created Series A Non-Participating Convertible Preferred Stock at a purchase price of $1.15 per share and three (3) year warrants to purchase shares of common stock with an exercise price of $1.00 per share (the “Series A Transaction”). The minimum aggregate purchase in the Series A Transaction is $1,250,000, with a maximum up to $2,250,000 in the aggregate. Proceeds from the Series A Transaction will be used for this Offer, the potential reverse split, if necessary, and matters related thereto.

8. Information about Us and the Shares.

     BUSINESS AND BACKGROUND OF FILING PERSON. Voxware is a Delaware corporation that was organized in August 1993 under the laws of the State of Delaware and has been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, since its initial public offering on October 30, 1996.

     Voxware operates within the materials handling technology subset of the larger supply chain market. Voxware provides software for voice recognition solutions that direct the activities of the warehouse workforce. Warehouse workers, wearing headsets with microphones, speak back and forth to our voice applications. Since these workers can now work hands-free and eyes-up when performing a wide array of tasks such as picking, putaway and receiving, worker productivity increases, errors are eliminated, and workplace accidents are curtailed. Voxware customers typically increase productivity from 10 to 30% and reduce error rates by 30 to 50%, which translates into major cost savings that accrue quickly. Voxware’s primary software product, Voxware 3, offers multiple languages so companies can leverage non-native speaking workers. Voxware 3 is a unique product in the supply chain market as it combines (1) a studio for designing and configuring voice solutions, (2) an open, standards-based environment and (3) a patented software technology for managing speech recognition within a web browser architecture. By using technology that leverages open, web-centric standards to integrate voice solutions within their overall information technology infrastructures with a system that is configurable and adaptable, Voxware customers can respond to change rapidly, and are not locked-in to proprietary hardware or software architectures. Thus, Voxware customers achieve benefits faster with less cost since they can implement our systems more rapidly with fewer resources.

     SHARES OUTSTANDING. As of August 31, 2010, we had 8,096,267 issued and outstanding shares of common stock.

     We estimate that approximately 2,217,000 shares will be tendered, which represents approximately 27.0% of our issued and outstanding stock as of August 31, 2010. However, we have no way of predicting with precision how few or many shares will be tendered. Assuming that we purchase 2,217,000 shares, the number of our issued and outstanding shares would be reduced to 5,879,267 immediately after the offer.

     FINANCIAL STATEMENTS. Our historical financial statements for the fiscal years ended June 30, 2009 and June 30, 2010, are incorporated herein by reference to Part IV, Item 15 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and June 30, 2010, filed with the SEC.

     Our historical unaudited financial statements for the fiscal quarter ended March 31, 2010 are incorporated herein by reference to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed with the SEC.

     Our aggregate stockholders’ equity will decrease from approximately $1,896,000 as of June 30, 2010 to approximately $1,579,000 on a pro forma basis (after giving effect to payment of tender offer costs in the amount of $245,000 and approximately $2,217,000 for the purchase of shares tendered, offset by proceeds of approximately $2,250,000 representing the amount of aggregate purchase price for the Series A Transaction less transaction costs of approximately $105,000.

     Our book value per share of our common stock will decrease from $0.23 as of June 30, 2010 to approximately $0.27 per share of common stock on a pro forma basis.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
VOXWARE, INC.
(IN THOUSANDS, EXCEPT SHARE DATA)

		Pro Forma			Pro Forma
	June 30, 2010	Adjustments			June 30, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,360		$(317	)(1)	$3,043
Accounts receivable, net	2,415				2,415
Inventory, net	643				643
Deferred project costs	13				13
Prepaid expenses and other current assets	314				314
Total current assets	6,745		(317)		6,428
Property and equipment, net	347				347
Capitalized software development costs	51				51
Other assets	196				196
TOTAL ASSETS	$7,339		$(317)		$7,022
LIABILITIES AND
STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$150	$			$150
Accounts payable and accrued expenses	2,438				2,438
Current portion of deferred revenues	2,683				2,683
Total current liabilities	5,271				5,271
Long-term portion of deferred revenues	159				159
Long-term debt, net of current maturities	13				13
Total liabilities	5,443				5,443
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Series A Non-Participating Convertible Preferred
Stock, $0.001 par value, 1,956,522 shares issued in
connection with the Series A Transaction			2,145	(2)	2,145
Common Stock, $0.001 par value, 15,000,000 shares
authorized, 8,090,433 issues and outstanding at
June 30, 2010 and shares issued and outstanding
after tender offer of 5,873,433	8		(2	)(3)	6
Additional paid-in capital	84,551		(2,215	)(3)	82,336
Accumulated deficit	(82,663)		(245)		(82,908)
Total stockholders' equity	1,896		(317)		1,579
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,339		$(317)		$7,022
Outstanding shares	8,090,433		(2,217,000)		5,847,433
Net book value per share	$0.23	$			$0.27

The accompanying notes are an integral part of these financial statements.

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS
VOXWARE, INC.
(IN THOUSANDS)

					Pro Forma
	Year Ended				Year Ended
	June 30,	Pro Forma			June 30,
	2010	Adjustments			2010
REVENUES
Product revenues	$6,678	$			$6,678
Services revenues	5,908				5,908
Total revenues	12,586				12,586
COST OF REVENUES
Cost of product revenues	2,969				2,969
Cost of services revenues	1,939				1,939
Total cost of revenues	4,908				4,908
GROSS PROFIT	7,678				7,678
OPERATING EXPENSES
Research and development	3,073				3,073
Sales and marketing	4,176				4,176
General and administrative	3,477		245	(4)	3,722
Total operating expenses	10,726		245		10,971
OPERATING LOSS	(3,048)		(245)		(3,293)
INTEREST EXPENSE, NET	(49)				(49)
LOSS BEFORE INCOME TAXES	(3,097)		(245)		(3,342)
PROVISION FOR INCOME TAXES	--		--		--
NET LOSS	$(3,097)		$(245)		$(3,342)
NET LOSS PER SHARE
Basic and diluted	$(0.39)		$--		$(0.57)
WEIGHTED AVERAGE NUMBER OF SHARES
Basic and diluted	8,041		(2,217	)(5)	5,824
____________________

(1)
Represents the impact of cash used to effect the tender offer. The estimated cash outlay is approximately $317,000, which consists of $2,217,000 for the shares subject to the tender offer and $245,000 of tender offer related expenses. Offsetting this is the expected receipt of a minimum of $1,250,000 and up to $2,250,000 (less $105,000 of related costs) related to the issuance of up to 1,956,522 shares of the Company’s Series A Non-Participating Convertible Preferred Stock at $1.15 per share.

(2)	Represents the increase in preferred stock based on the expected issuance of 1,956,522 shares of the Company’ s Series A Non-Participating Convertible Preferred Stock less expected costs of $105,000.

(3)	Represents the reduction to common stock and paid in capital for the shares subject to the tender offer.

(4)	Represents the tender offer related expenses, consisting of legal costs, consulting costs, transfer agent fees, filing and printing fees.

(5)	Pro forma basic and diluted weighted outstanding shares are adjusted based on the redemption of an estimated 2,217,000 common shares.

RATIO OF EARNINGS TO FIXED CHARGES
VOXWARE, INC.
(IN THOUSANDS, EXCEPT RATIO DATA)

			Pro Forma
	Year Ended		Year Ended
	June 30, 2010		June 30, 2010
Loss before income taxes	(3,097)		(3,342)
Fixed charges:
Interest	49		49
Loss available to cover fixed charges	(3,048)		(3,293)
Ratio of earnings to fixed charges(a)	(62.2	)x	(67.2	)x
____________________

(a)	For the purposes of computing the ration of earnings to fixed charges, earnings consist of loss before incomes taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness.

     ADDITIONAL INFORMATION. We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the offer.

     The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public without charge on the SEC’s website at www.sec.gov.

     INCORPORATION BY REFERENCE. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended June 30, 2010 and 2009
Quarterly Report on Form 10-Q	Quarter ended March 31, 2010
Current Report on Form 8-K	Filed on May 28, 2010, August 5, 2010, August 26, 2010, September 9, 2010 and September 20, 2010
Proxy Statement for 2009 Annual Meeting of Stockholders	Filed October 29, 2009

     You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from us at Voxware, Inc., 300 American Metro Boulevard, Suite 155, Hamilton, New Jersey 08619, (609) 514-4100.

     Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one (1) business day after we receive your request. In addition, you can obtain copies of these documents from the SEC’s website at www.sec.gov. Such documents may also be inspected at the locations described above.

9. Effects of the Offer on the Market for our Shares; Registration under the Exchange Act.

     The purchase of shares in the offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. As of September 23, 2010, our shares of common stock are traded on the Pink Sheets. There can be no assurance that stockholders will be able to find willing buyers for their shares after the offer.

     The shares are registered pursuant to Section 12(g) of the Exchange Act, which requires us, among other things, to furnish certain information to our stockholders and the SEC, comply with the SEC’s proxy rules in connection with meetings of our stockholders, and to file periodic reports with the SEC pursuant to Section 13 of the Exchange Act. Following completion of the offer (and reverse split, if any) we intend to deregister the shares under the Exchange Act and suspend the requirement to file periodic reports.

     If the offer is not successful at reducing the number of beneficial holders of our common stock to a level that we believe ensures that we will not in the future exceed SEC thresholds that would require us again to register under the Exchange Act, we plan to seek stockholder approval to effect a 1-for-5,000 reverse stock split to further reduce the number of beneficial holders. If stockholders are cashed out as a result of a reverse stock split as a result of their ownership of a fraction of a share, then they will receive a price per share held prior to the reverse stock split equal to $1.00 per share, which is the same purchase price paid to those who chose to tender their shares in the tender offer. Termination of our reporting duty would substantially reduce the public information available concerning us and would make us ineligible to have quotations for our shares available on any national securities exchange or the OTC-BB. Following completion of the offer (or the reverse stock split, if any), we will no longer file periodic and other reports with the SEC. Only holders of less than one (1) whole share of common stock in the aggregate after the reverse stock split shall be cashed out.

10. Legal Matters; Regulatory Approvals.

     Except as otherwise described in this document, we are not aware of any license or regulatory permit material to our business that would be adversely affected by our acquisition of shares as contemplated by the offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in response to the offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions, or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

11. Extension of the Offer; Termination; Amendment.

     We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the offer is open and to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the offer.

     We also reserve the right, in our sole discretion, to terminate the offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares if any conditions to the offer fail to be satisfied by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the offer.

     Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under “The Offer — 5. Conditions of the Offer,” have occurred or are deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of shares or by decreasing or increasing the number of shares being sought in the offer. Amendments to the offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City Time, on the next business day after the last previously scheduled or announced expiration date.

     Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service, or another comparable news service.

     If we materially change the terms of the offer or the information concerning the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer will depend on the facts and circumstances, including the relative materiality of such terms or information.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO and Schedule 13E-3 transaction statement which contain additional information with respect to the offer. The Schedule TO and Schedule 13E-3 transaction statement, including the exhibits and any amendments and supplements to those documents, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “The Offer — 8. Information About Us and the Shares,” with respect to information concerning us.

12. Fees and Expenses.

     We have retained the Registrar and Transfer Company to act as our information agent in connection with the offer. The Registrar and Transfer Company, as information agent, may contact stockholders by mail, telephone, facsimile, telex, telegraph, other electronic means, and personal interviews, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the offer to beneficial owners. The Registrar and Transfer Company will receive reasonable and customary compensation in connection with the offer.

     The Registrar and Transfer Company, as the depositary for the offer, will be reimbursed for certain out-of-pocket costs in connection with the offer.

     No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the parties described above) for soliciting tenders of shares under the offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of the information agent or the depositary for purposes of the offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 7 in the letter of transmittal.

     The estimated costs and fees to be paid by us in connection with the offer are as follows:

Financial advisor fees	$120,000
Accounting fees	$5,000
Legal fees	$75,000
Printing and mailing expenses	$30,000
Out-of-pocket and miscellaneous	$15,000
Total	$245,000

13. The Reverse Stock Split

     If the offer is not successful at reducing the number of beneficial holders of our common stock to a level that we believe ensures that we will not in the future exceed SEC thresholds that would require us again to register under the Exchange Act, we plan to seek stockholder approval to effect a 1-for-5,000 reverse stock split to further reduce the number of beneficial holders. If stockholders are cashed out as a result of a reverse stock split as a result of their ownership of a fraction of a share, then they will receive a price per share held prior to the reverse stock split equal to $1.00 per share, which is the same purchase price paid to those who chose to tender their shares in the tender offer. Only holders of less than one (1) whole share of common stock in the aggregate after the reverse stock split shall be cashed out.

     The reverse stock split will provide stockholders who end up owning only fractional interests of common stock with a cost-effective way to cash out their investment because Voxware will pay all transaction costs in connection with the reverse stock split. Otherwise, stockholders with small holdings would likely incur brokerage fees which would be disproportionately high relative to the market value of their shares if they wanted to sell their shares. The reverse stock split will eliminate this problem for stockholders with small holdings who end up owning fractional share interests as a result.

     Delaware law does not require stockholder dissenters’ or appraisal rights for a reverse stock split.

14. Miscellaneous.

     This offer to purchase and the related letter of transmittal will be mailed to record holders of shares of our common stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, Voxware has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “The Offer — 8. Information About Us and the Shares,” with respect to information concerning us.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VOXWARE OR THE INFORMATION AGENT.

VOXWARE, INC.

September 23, 2010

QUESTIONS?

Please contact the Registrar and Transfer Company, our information agent, at:

By phone:

Toll Free: (800) 368-5948

By email:

info@rtco.com

By Mail:

The Registrar and Transfer Company
Attn: Reorg/Exchange Department
PO Box 654
Cranford, NJ 07016-0645

By Overnight Courier or by Hand:

The Registrar and Transfer Company
Attn: Reorg/Exchange Department
10 Commerce Drive
Cranford, NJ 07016-0645

SCHEDULE I

1. Directors and Executive Officers

     The following sets forth certain information concerning our directors and executive officers, including their names, principal occupations and other employment during the past five (5) years, and their directorships in certain companies, as reported by the respective executive officers and directors. The address for each executive officer and directors is c/o Voxware, Inc., 300 American Metro Boulevard, Suite 155, Hamilton, New Jersey 08619, (609) 514-4100.

The Board of Directors

     Set forth below are the names of the persons nominated as directors and their ages as of August 31, 2010, their offices in the Company, if any, their principal occupations or employment for the past five (5) years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

Name	Age	Position with the Company
Joseph A. Allegra (1)(3)	57	Director and Chairman of the Board
James L. Alexandre (2)(3)	53	Director
Donald R. Caldwell (1)(3)	64	Director
Don Cohen	55	Director
Robert Olanoff (2)	54	Director
David J. Simbari (1)(2)	56	Director
Scott J. Yetter	49	President, Chief Executive Officer, and Director
____________________

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

     The following information about the principal occupation or employment, other affiliations and business experience of the nominees above has been furnished to us by the nominees:

     Joseph A. Allegra has served as a director of Voxware since June 2003. Since 2001, Mr. Allegra has been a General Partner at Edison Venture Fund, a venture capital firm and an affiliate of Voxware. He serves as a director of six Edison privately held portfolio companies: Agentek, Archive Systems, CheckPoint HR, JGI, M5 Networks, Maptuit, Red Vision and SanPulse. Previously, from 1989 to 2000, Mr. Allegra was co-founder and CEO of Princeton Softech, a company dedicated to development of data application management. From 1988 to 1989, he was Vice President of Research and Development (“R&D”) for Computer Associates (“CA”), following its acquisition of Applied Data Research (“ADR”). He was a product manager, led product support and headed R&D at CA and ADR during a 12-year period. Mr. Allegra co-founded the Software Association of New Jersey and was Chairman of the New Jersey Technology Council. He was also a management consultant for several technology companies. Mr. Allegra received a B.A. in Economics and Computer Science from Rutgers University and an M.B.A. in Information Systems from New York University Stern School of Business.

Schedule I - 1

     James L. Alexandre has served as a director of Voxware since August 2005. Since 2003, Mr. Alexandre has acted as a private investor managing a diversified portfolio of public and private investments. From 2001 to 2002, Mr. Alexandre was President of Credit Suisse First Boston Securities - Japan, Limited, part of a global investment banking and financial services firm. From 2000 to 2001, Mr. Alexandre served as Managing Director and Co-Chief Integration Officer of Credit Suisse First Boston. From 1983 to 2000, Mr. Alexandre held various positions in Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), an international investment bank, including President and CEO of DLJ International, prior to DLJ’s acquisition by Credit Suisse First Boston in 2000. Mr. Alexandre received his B.A. in History and Latin from the University of North Carolina and his M.B.A. from Harvard Business School. Currently, Mr. Alexandre sits on the Boards of Directors of Emerald BioAgriculture, Inc., GEO2 Technologies, Inc., HCR Software Solutions, Inc., and ZT3 Technologies, Inc.

     Donald R. Caldwell has served as a director of Voxware since December 2004. Since April 1999, Mr. Caldwell has been Chairman and Chief Executive Officer of Cross Atlantic Capital Partners Inc., a venture capital fund and affiliate of Voxware. From February 1996 to March 1999, Mr. Caldwell was President and Chief Operating Officer of Safeguard Scientifics, Inc. Mr. Caldwell currently serves on the Boards of Directors of many companies, including Diamond Management & Technology Consultants, Inc., Quaker Chemical Corporation, Management Dynamics, Inc. and Rubicon Technology, Inc. Mr. Caldwell is also the Chairman of the Pennsylvania Academy of the Fine Arts. Mr. Caldwell received a B.S. from Babson College and an MBA from the Graduate School of Business at Harvard University. Mr. Caldwell is a Certified Public Accountant in the State of New York.

     Don Cohen has served as a director of Voxware since September 2007. Since February 2007, Mr. Cohen has served as Chief Technology Officer for Archive Systems, Inc., a privately-held, web-based image access and document capture service. From October 2005 through January 2007, Mr. Cohen served as Business Unit Executive for Rocket Software, Inc., a privately-held enterprise infrastructure developer. From April 2003 through October 2005, Mr. Cohen served as Vice President, Software Engineering for Voxware, Inc. Prior to that, Mr. Cohen held various positions with Princeton Softech, Inc., a company dedicated to the development of data application management. Mr. Cohen received his B.S. from SUNY Albany and his M.S. from Rutgers University.

     Robert Olanoff has served as a director of Voxware since October 2006. Since February 18, 2008, Mr. Olanoff has served as Chief Financial Officer of Systech International, a software provider for the packaging industry. From August 2005 until February 2008, Mr. Olanoff has served as an independent finance consultant with Olanoff Consulting. From January 2005 to July 2005, Mr. Olanoff served as Chief Financial Officer of FNX Limited, a software provider to the banking industry. From January 2004 to August 2004, Mr. Olanoff served as Chief Financial Officer for Foxtons, Inc., a discount residential real estate broker, and from 2001 to 2004 he served as Chief Financial Officer for Paragon Computer Professionals, an IT service provider. Prior to 2001, Mr. Olanoff held positions of Chief Financial Officer with RecruitSource, Inc., an internet recruiting software company; Beechwood Data Systems, Inc., a provider of software solutions and services to the telecommunications industry; and Intelligroup, Inc., a computer consulting and system integration services provider. Mr. Olanoff earned a B.A. in Economics from Rutgers University in 1978.

Schedule I - 2

     David J. Simbari has served as a director of Voxware since December 2007. Since September 2006, Mr. Simbari has served as President and Chief Executive Officer of SupplyPro, a premier provider of automated point-of-use dispensing technologies. From March 1998 to February 2005, Mr. Simbari served as Chairman of the Board of Directors and Chief Executive Officer of OPTUM Inc., a privately-held provider of supply chain and warehouse management software (acquired by Click Commerce Inc. in 2005). Prior to OPTUM, Mr. Simbari spent five (5) years with Industri-Maternatik, a Swedish provider of complex order management systems for consumer package goods companies, first as President of North American operations and later as Senior Vice President for worldwide sales and marketing. Mr. Simbari earned his B.B.A. from Siena College in 1976.

     Scott J. Yetter has served as President of Voxware, Inc. since October 31, 2006, as a member of the Board of Directors since November 22, 2006 and as Chief Executive Officer since September 2007. Mr. Yetter joined Voxware in August 2006 as Vice President of Marketing and Sales-North America. He brings over 20 years experience in sales, marketing, operations and executive management to his position, having spent ten of those years at American Software/Logility, an early provider of Enterprise Resource Planning and supply chain solutions. From 2003 to 2005, Mr. Yetter was President of Media DVX, a distributor of digital content. Previously, from 2001 to 2003, Mr. Yetter was a principal at Katalyst Venture Partners, a venture/consulting firm, where he provided management assistance for portfolio companies of Katalyst and other local venture firms. From 1985 to May 2001, he held various sales management positions at Impresse Corporation, American Software, Inc., I2 Technologies and JBA International. Mr. Yetter received a B.S. in Industrial Engineering from Georgia Institute of Technology.

     None of our directors is related to any other director or to any of our executive officers.

Executive Officers

     The following table sets forth certain information regarding our executive officers who are not also directors. We have employment agreements with all executive officers.

			In Current
			Position
Name	Age	Position with the Company	Since
Scott J. Yetter (1)	49	President and Chief Executive Officer	2006
Stephen J. Gerrard (2)	59	Vice President Marketing and Strategic	2009
		Planning
William G. Levering III (3)	50	Vice President and Chief Financial Officer,	2008
		Treasurer and Secretary
Charles K. Rafferty (4)	48	Vice President and General Manager, North	2005
		American Operations

Schedule I - 3

			In Current
			Position
Name	Age	Position with the Company	Since
Krishna Venkatasamy (5)	38	Vice President, Product Strategy and	2006
		Management
____________________

(1)	Scott J. Yetter has served as President of Voxware, Inc. since November 2006 and as Chief Executive Officer since September 2007. Mr. Yetter joined Voxware in August 2006 as Vice President of Marketing and Sales- North America. He brings over 20 years experience in sales, marketing, operations and executive management to his position, having spent ten of those years at American Software/Logility, an early provider of ERP and supply chain solutions. From 2003 to 2005, Mr. Yetter was President of Media DVX, a distributor of digital content. Previously, from 2001 to 2003 Mr. Yetter was a principal at Katalyst Venture Partners, a venture/consulting firm, where he provided management assistance for portfolio companies of Katalyst and other local venture firms. From 1985 to May 2001, he held various sales management positions at Impresse Corporation, I2 Technologies and JBA International. Mr. Yetter received a B.S. in Industrial Engineering from Georgia Institute of Technology.

(2)	Stephen J. Gerrard has served as Vice President Marketing and Strategic Planning since April 2009 and is responsible for corporate marketing as well as setting strategic goals for the Company. From April 2005 to March 2009, he was responsible for international sales, marketing and delivery services. From March 2003 to April 2005, he was responsible for Voxware’s corporate marketing. Mr. Gerrard has been in the software industry for more than 25 years, serving primarily as a sales and marketing executive. He was Vice President of Marketing at Applied Data Research from 1982 to 1988. He was also responsible for marketing and strategic planning at Princeton Softech and held senior management positions at Connextive, VirtualEdge and Envoy Technologies. Mr. Gerrard holds a B.A. from Ambassador University in St. Albans, England.

(3)	William G. Levering III has served as Vice President and Chief Financial Officer and Treasurer since March 2008. In October 2008, Mr. Levering was appointed as the Corporate Secretary. From 2005 to 2008, Mr. Levering served as Chief Financial Officer, Secretary and Treasurer of Princeton Softech, Inc., a leader in Enterprise Data Management software solutions. Prior to joining Princeton Softech, Mr. Levering worked at AXS-One, Inc. (formerly Computron Software, Inc.), where he served as Chief Financial Officer and Treasurer from 2000 to 2004; Vice President, Corporate Controller from 1997 to 2000; and Revenue Controller from 1996 to 1997. Prior to his tenure at AXS-One, Mr. Levering started his career with KPMG LLP, an international accounting firm and was employed from 1982 to 1996 where he spent the last seven (7) years as a senior audit manager. Mr. Levering holds a B.A. in Economics and Finance from Rutgers University.

(4)	Charles K. Rafferty has served as Vice President and General Manager of North American Operations, is responsible for sales, marketing, delivery services and customer support since November 2006. From August 2005 to November 2006, Mr. Rafferty was responsible for software development and management of global partnerships. From 2003 to 2005, Mr. Rafferty served as Vice President North American Sales and Business Development of Optum, Inc. Prior to joining Optum, Mr. Rafferty served as the senior sales and marketing executive at Prescient Systems. In addition, Mr. Rafferty held various sales, marketing and management positions at Logility, Dun & Bradstreet Software and Automatic Data Processing, Inc. Mr. Rafferty holds a B.S. in Business Management & Information Systems from Widener University.

Schedule I - 4

(5)	Krishna Venkatasamy has served as Vice President, Voxware Application Development, since November 2006 and now is in charge of Product Strategy. Mr. Venkatasamy joined the Company in December 2003 as Director of Product Development. He has spent over 13 years engineering software solutions for supply chain planning and execution. From 2002 to June 2003, Mr. Venkatasamy was Director of Product Development at Industri- Matematik International Inc., a supply chain management software vendor. Prior to that, from 1996 to 2002, Mr. Venkatasamy served in various senior engineering positions in the product development and management organization at i2 Technologies Inc, one of the leading supply chain management software providers. While at i2 Technologies, Mr. Venkatasamy helped establish the offshore product development center in India. Prior to that, Mr. Venkatasamy served in software engineering positions at a number of software development companies. Mr. Venkatasamy holds a B.S. in Engineering in Computer Science from CIT, India.

     None of our executive officers is related to any other executive officer or to any director of the Company.

Schedule I - 5

2. Principal Stockholders

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 31, 2010 for (a) each of our current executive officers, (b) each of our current directors, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than five percent (5%) of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within sixty (60) days of August 31, 2010, 2010, pursuant to the exercise of options to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based upon 8,096,267 shares of our common stock outstanding on August 31, 2010. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Voxware, Inc., 300 American Metro Boulevard, Suite 155, Hamilton, New Jersey 08619.

	Shares Issuable
	Pursuant to
	Options/Warrants	Shares of
	Exercisable Within	Common Stock Beneficially
	60 Days of	Owned
Name and address of Beneficial Owner	August 31, 2010	Number(1)	Percent
Stockholders owning approximately 5% or more
Edison Venture Fund V, L.P.(2)
1009 Lenox Drive #4, Lawrenceville, NJ 08648	801,388	3,800,544	42.71%

Cross Atlantic Technology Fund Entities(3)
5 Radnor Corporate Center #555
100 Matsonford Road, Radnor, PA 29087	371,891	2,419,228	28.57%

Scorpion Nominees Limited(4)
c/o Oracle Management Ltd.
85 Reid Street, Hamilton HM12, Bermuda	6,426	518,316	6.40%

Directors and Executive Officers
Joseph A. Allegra(5)	811,304	3,810,460	42.78%

Donald R. Caldwell(6)	381,807	2,429,144	28.65%

James L. Alexandre(7)	7,354	111,520	1.38%

Don Cohen(8)	5,423	5,423	**

Schedule I - 6

	Shares Issuable
	Pursuant to
	Options/Warrants	Shares of
	Exercisable Within	Common Stock Beneficially
	60 Days of	Owned
Name and address of Beneficial Owner	August 31, 2010	Number(1)	Percent
David J. Simbari(9)	4,607	4,607	**

Scott J. Yetter(10)	265,847	371,169	4.43%

William G. Levering(11)	54,972	72,847	**

Charles K. Rafferty(12)	98,146	129,576	1.58%

Stephen J. Gerrard(13)	68,785	121,404	1.49%

Krishna Venkatasamy(14)	70,898	103,455	1.27%

Executive officers and directors as a group
(11 persons)	1,813,841	7,204,369	72.53%
____________________

**	Less than 1% of outstanding shares of our common stock.

(1)	Includes shares issuable pursuant to options/warrants exercisable within sixty (60) days of August 31, 2010.

(2)	Includes 2,999,156 shares of Common stock and 801,388 shares of Common stock issuable upon exercise of Common stock warrants. Collectively, Joseph A. Allegra, Ross Martinson, John Martinson and Gary Golding have voting and investment control over the shares of Common stock held by Edison Venture Fund V, L.P., but disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Mr. Allegra has served on our Board of Directors since June 2003. Mr. Martinson served on our Board of Directors from June 2003 to July 2006.

(3)	Includes 904,480 shares of Common stock and 257,605 shares of Common stock issuable upon exercise of Common stock warrants held by Cross Atlantic Technology Fund II, L.P., and 1,142,857 shares of Common stock and 114,286 shares of Common stock issuable upon exercise of Common stock warrants held by Co-Investment Fund II, L.P. Collectively, Donald R. Caldwell, President and Chief Executive Officer, Fred Tecce, Vice President, Richard M. Fox, Vice President, and Gerry McCrory, Vice President, have voting and investment control over the shares of Common stock held by Cross Atlantic Technology Fund II, L.P. and Co-Investment Fund II, L.P., but disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Mr. Caldwell has served on our Board of Directors since December 2004.

(4)	Includes 511,890 shares of Common stock and 6,426 shares of Common stock issuable upon exercise of Common stock warrants. Collectively, John O’Kelly-Lynch, President and Director, and William Spencer, Vice President and Director, have voting and investment control over the shares of Common stock held by Scorpion Nominees Limited, but disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

Schedule I - 7

(5)	Includes 2,999,156 shares of Common stock and 801,388 shares of Common stock issuable upon the exercise of warrants owned by Edison Venture Fund V, L.P. The reporting person is a general partner of Edison Venture Fund V, L.P. and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Also includes 9,916 shares of Common stock issuable upon the exercise of stock options issued to Mr. Allegra.

(6)	Includes 904,480 shares of Common stock and 257,605 shares of Common stock issuable upon the exercise of warrants owned by Cross Atlantic Technology Fund II, L.P., and 1,142,857 shares of Common stock and 114,286 shares of Common stock issuable upon exercise of Common stock warrants held by Co-Investment Fund II, L.P. Also includes 9,916 shares of Common stock issuable upon the exercise of stock options issued to Mr. Caldwell. The reporting person is a general partner of Cross Atlantic Technology Fund II, L.P. and Co-Investment Fund II, L.P., and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(7)	Includes 104,166 shares of Common stock and 7,354 shares of Common stock issuable upon the exercise of stock options.

(8)	Reflects 5,423 shares of Common stock issuable upon the exercise of stock options.

(9)	Reflects 6,607 shares of Common stock issuable upon the exercise of stock options.

(10)	Includes 96,959 shares of Common stock purchased from Restricted stock units, 265,847 issuable upon the exercise of stock options and 8,363 vested and undelivered Restricted stock units.

(11)	Includes 15,375 shares of Common stock purchased from Restricted stock units, 54,972 shares of Common stock issuable upon the exercise of stock options and 2,500 vested and undelivered Restricted stock units.

(12)	Includes 27,364 shares of Common stock purchased from Restricted stock units, 98,146 shares of Common stock issuable upon the exercise of stock options, and 4,067 vested and undelivered Restricted stock units.

(13)	Includes 48,552 shares of Common stock, 68,785 shares of Common stock issuable upon the exercise of stock options and 4,067 vested and undelivered Restricted stock units.

(14)	Includes 28,490 shares of Common stock purchased from Restricted stock units, 70,898 shares of Common stock issuable upon the exercise of stock options and 4,067 vested and undelivered Restricted stock units.

Schedule I - 8

3. Securities Transactions

     On September 17, 2010, we entered into a Securities Purchase Agreement with the Co-Investment Fund II, L.P., an existing stockholder and an affiliate of Cross Atlantic Technology Fund II, L.P. (the “Co-Investment Fund”), pursuant to which the Co-Investment Fund, subject to certain closing conditions and in two (2) closings (to be held contemporaneously with the closing of this Offer and the closing of the proposed reverse split, if any), shall purchase up to 1,956,522 shares of our newly created Series A Non-Participating Convertible Preferred Stock at a purchase price of $1.15 per share and three (3) year warrants to purchase shares of common stock with an exercise price of $1.00 per share (the “Series A Transaction”). The minimum aggregate purchase in the Series A Transaction is $1,250,000, with a maximum up to $2,250,000 in the aggregate. Proceeds from the Series A Transaction will be used for this Offer, the potential reverse split, if necessary, and matters related thereto.

     On January 20, 2010, we commenced a formal tender offer which allowed our employees to exchange certain outstanding options to purchase shares of our common stock for new nonqualified options to purchase fewer shares of common stock with an exercise price per share equal to the closing price per share of our common stock on the new grant date. An option was eligible for exchange in the tender offer if it (i) was granted under the our 2003 Stock Incentive Plan, as amended and restated, (ii) had an exercise price per share equal to or greater than $2.25, (iii) was held by an active employee, including our executive officers and non-employee members of the board of directors, but excluding those who had resigned or given or received a written notice of their termination at any time before the expiration of the tender offer and (iv) was outstanding on the expiration date of the tender offer. Each option that was eligible for exchange in the tender offer that was properly tendered was canceled and a replacement option to purchase that number of shares of our common stock determined by dividing the number of shares of common stock underlying the canceled eligible option by 1.15 and rounding down to the next whole share was issued. The replacement options vest in accordance with the vesting schedule in place for the eligible option it replaced at the time of exchange. All eligible options that were tendered for exchange were canceled on February 25, 2010, and the replacement options were granted on February 26, 2010. Any eligible option not tendered for exchange in the tender offer remains outstanding in accordance with its terms. On February 26, 2010, pursuant to the offer, we cancelled options to purchase 806,596 shares of common stock and granted the replacement options to purchase 701,334 shares of common stock. Each option has a new seven-year term and has an exercise price of $1.50 per share. There was no additional compensation expense that had to be recognized in the financial statements on account of this transaction.

     Otherwise, during the sixty (60) days prior to August 31, 2010, Voxware and its executive officers and directors did not effect any transactions in the common stock.

Schedule I - 9